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Proxy Statement Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INTREPID POTASH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, CO 80202

March 26, 2010

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Intrepid Potash, Inc., which is scheduled to be held on Thursday, May 20, 2010, at 2:00 p.m. local time, at the Sorrel River Ranch, Mile 17, Highway 128, Moab, Utah 84532.

        Details regarding admission to the meeting and business to be conducted are described in the Notice of Internet Availability of Proxy Materials (the "Notice") you received in the mail and in this proxy statement. We have also made a copy of our 2009 Annual Report to Stockholders (the "2009 Annual Report") available with this proxy statement. We encourage you to read our 2009 Annual Report as it includes our audited financial statements and other information about our operations, business and products.

        We have elected to provide access to our proxy materials on the internet under the U.S. Securities and Exchange Commission's "notice and access" rules. Our proxy materials are available at the following websites: for beneficial holders of our common stock, the address is www.edocumentview.com/IPI, and for registered holders of our common stock, the address is www.envisionreports.com/IPI. We have sent the Notice to each of our stockholders providing instructions on how to access our proxy materials and our 2009 Annual Report on the internet.

        Your vote is important. Whether or not you plan to attend the annual meeting, I hope that you will vote a soon as possible. You may vote on the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of you voting options described in the proxy statement as well as in the Notice that you received in the mail.

        Please note that the rules governing brokers have changed recently. Brokers may not vote your shares on the election of directors or any other non-routine matters if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

        I look forward to greeting those of you who are able to attend the annual meeting in Moab.

Very truly yours,

Robert P. Jornayvaz III Chairman of the Board and Chief Executive Officer

Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, Colorado 80202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To All Stockholders:

        The 2010 annual meeting of stockholders of Intrepid Potash, Inc. is scheduled to be held on Thursday, May 20, 2010, at 2:00 p.m. local time, at the Sorrel River Ranch, Mile 17, Highway 128, Moab, Utah 84532. The purpose of the meeting is:

  1)
  To elect two Class II Directors nominated by the Board of Directors to serve three-year terms expiring at the 2013 annual meeting of stockholders;

  2)
  To ratify the appointment of KPMG LLP as Intrepid's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010; and

  3)
  To transact any other business that may properly come before the annual meeting.

        The close of business on March 24, 2010, is the record date for determining stockholders entitled to vote at the annual meeting. Only holders of common stock of Intrepid Potash, Inc. as of the record date are entitled to vote on some or all of the matters listed in this notice of annual meeting. A complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders during normal business hours at our corporate headquarters located at 707 17th Street, Suite 4200, Denver, CO 80202, during the ten days prior to the annual meeting as well as at the annual meeting.

        Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to ready this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice that you received in the mail, the section entitled Information About the Annual Meeting beginning on page 1 of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors of Intrepid Potash, Inc.

Geoffrey T. Williams, Jr. Corporate Counsel and Assistant Secretary

Denver, Colorado
March 26, 2010

Proxy Statement Table of Contents

Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, Colorado 80202
(303) 296-3006

PROXY STATEMENT

        This proxy statement contains information about the annual meeting of stockholders of Intrepid Potash, Inc. to be held on Thursday, May 20, 2010, at 2:00 p.m. local time at the Sorrel River Ranch, Mile 17, Highway 128, Moab, Utah 84532. The Board of Directors of Intrepid Potash, Inc. is using this proxy statement to solicit proxies for use at the annual meeting. In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of "Intrepid," "our," "we" or "us" refers to Intrepid Potash, Inc. and its consolidated subsidiaries.

INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

        At Intrepid's annual meeting, stockholders will vote on:

  1)
  The election of two Class II Directors to serve three-year terms expiring at the 2013 annual meeting of stockholders;

  2)
  The ratification of the appointment of KPMG LLP as Intrepid's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010; and

  3)
  Any other business which may properly come before the annual meeting.

        As of the date of this proxy statement, Intrepid is not aware of any business to come before the meeting other than the first two items noted above.

Internet Availability of Proxy Materials

        The proxy materials, including this proxy statement, a proxy card or voting instruction card, and Intrepid's 2009 Annual Report, are being distributed and made available on or about April 5, 2010. In accordance with rules and regulations recently adopted by the U.S. Securities and Exchange Commission, Intrepid has furnished our proxy materials to our stockholders on the Internet. A Notice of Internet Availability of Proxy Materials (the "Notice") will be mailed to Intrepid's stockholders on or about April 5, 2010. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice. The Notice will also provide instructions on how to vote your shares. Intrepid may elect to mail printed proxy materials to one or more stockholders.

        The Notice will also provide instructions on how to inform Intrepid to send future proxy materials to you electronically by email or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email or printed form by mail will remain in effect until you terminate it. Choosing to receive future proxy materials by email will reduce Intrepid's printing and mailing costs.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2010: Our proxy materials, including this proxy statement and our 2009 Annual Report to Stockholders, are available at the following websites: for beneficial holders of our common stock, the address is www.edocumentview.com/IPI, and for registered holders of our common stock, the address is www.envisionreports.com/IPI.

Who Can Vote

        Only stockholders of record at the close of business on the record date of March 24, 2010, are entitled to receive notice of the annual meeting and to vote the shares of Intrepid common stock that they held on that date. As of March 24, 2010, there were 75,352,182 shares of common stock issued and outstanding, including 297,689 shares that are represented by unvested restricted shares of stock issued to employees and consultants under our 2008 Equity Incentive Plan. Holders of Intrepid common stock and owners of unvested restricted shares are entitled to one vote per share and are not allowed to cumulate votes in the election of directors.

How to Vote

        If your shares of Intrepid common stock are held by a broker, bank, or other nominee (in "street name"), you will receive information from them on how to instruct them to vote your shares. If you have not heard from the broker, bank, or other nominee who holds your Intrepid common stock, please contact them as soon as possible. If you do not give your broker instructions as to how to vote, under New York Stock Exchange ("NYSE") rules, your broker may vote your shares for you on proposal 2 to ratify the appointment of auditors, which is sometimes called a broker nonvote. Your broker may not vote for you in the election of directors or on any other non-routine item of business without your instructions. If you plan to attend the meeting and would like to vote your shares held by a bank or broker in person, you must obtain a legal proxy from the bank or broker.

        If you hold shares of Intrepid common stock in your own name (as a "stockholder of record"), you may give instructions on how your shares are to be voted by following the telephone or Internet voting procedures that can be found on the Internet, or, if you received a printed copy of the proxy materials, by marking, signing, dating, and returning the enclosed proxy card in the accompanying postage paid envelope. The telephone and Internet voting procedures are designed to ensure that proxies are handled properly under Delaware law. Votes cast in either of these two manners are authenticated by use of a personal identification number and allow stockholders to confirm that their instructions have been properly recorded.

        If you hold shares in BOTH street name and as a stockholder of record, YOU MUST VOTE SEPARATELY for each set of shares.

        A proxy, when properly completed and not revoked, will be voted in accordance with its instructions. If no voting instructions on a particular matter are given on a properly submitted and unrevoked proxy, the shares represented by the proxy will be voted on that particular matter as follows:

  •
  FOR the election of two Class II Directors to serve three-year terms expiring at the 2013 annual meeting of stockholders, as named in this proxy statement under the caption "Nominees for Election as Class II Directors"; and

  •
  FOR the ratification of the appointment of KPMG LLP as the Intrepid's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010.

Revoking a Proxy

        You may revoke a proxy before the vote is taken at the meeting by:

  •
  submitting a new proxy with a later date either signed and returned by mail or transmitted using the telephone or Internet voting procedures before the meeting;

  •
  by voting in person at the meeting; or

  •
  by filing a written revocation with Intrepid's Secretary.

        Your attendance at the annual meeting will not automatically revoke your proxy.

Voting Requirements

        Election of Class II Directors—Our Amended and Restated Bylaws provide that the election of directors shall be decided by the vote of the holders of a plurality of the shares present in person or by proxy at the meeting and entitled to vote. Any shares present but not voted for approval, including withheld votes and broker non-votes, will have no effect on the outcome.

        Ratification of the Appointment of KPMG LLP as Intrepid's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010—This ratification shall be decided by the vote of the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Abstentions will have the same effect as if the shares were voted against ratification.

Quorum

        A quorum of stockholders is necessary to hold a valid meeting. Our Amended and Restated Bylaws provide that a quorum will exist if stockholders holding a majority of the outstanding shares of common stock are present at the meeting in person or by proxy. Abstentions and broker non-votes count as present for establishing a quorum, provided that the broker has voted on at least the ratification of the appointment of our auditors. A broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instruction from the beneficial owner of the shares and no instruction is given. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

Payment of Proxy Solicitation Costs

        Intrepid will pay all costs of soliciting proxies. Intrepid has retained The Altman Group, Inc. to assist in the solicitation of proxies for an estimated fee of $3,000, plus reimbursement of reasonable expenses. The solicitation may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition, Intrepid officers, directors, and employees, without additional compensation, may also solicit proxies in person, by telephone, or by other electronic means of communication. Intrepid will ask banks, brokers, other institutions, nominees, and fiduciaries to forward the proxy material to their principals and obtain authority to execute proxies.

PROPOSAL 1—ELECTION OF CLASS II DIRECTORS

        Our Board of Directors consists of five directors who are divided into three classes, designated as Class I, Class II and Class III. According to our Amended and Restated Bylaws and Restated Certificate of Incorporation, the number of directors constituting the entire Board of Directors is fixed exclusively by the Board of Directors from time to time. The directors are to be divided as evenly as possible into the three classes. If the number of directors is not evenly divisible by three, the remaining positions shall be allocated first to Class III and then to Class II. The term of the Class I Director expires at the 2012 annual meeting of stockholders; the initial term of the Class II Directors expires at the 2010 annual meeting of stockholders; and the initial term of the Class III Directors shall expire at the 2011 annual meeting of stockholders. Each class of directors will serve for a staggered three-year term upon their election. At this meeting, the election of two Class II directors will be considered by the stockholders with each director to serve a three-year term. Intrepid's nominees for these directorships are identified below. Each of the nominees is currently serving as a member of the Board of Directors.

        Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee of the Board of Directors shall be responsible for identifying and recommending directors for nomination by the Board of Directors for election as members of the Board of Directors. The Nominating and Corporate Governance Committee performed its evaluation and nominating committee functions in 2010. The Nominating and Corporate Governance Committee seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board of

Directors' deliberations and decisions. When searching for new candidates, the Nominating and Corporate Governance Committee considers the evolving needs of the Board of Directors and searches for candidates that fill any current or anticipated future gaps. The Nominating and Corporate Governance Committee selects each nominee based on the nominee's skills, achievements, and experience. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating and Corporate Governance Committee believe that it is essential that the members of the Board of Directors represent diverse and experienced viewpoints and that the membership of the Board of Directors should reflect diversity in its broadest sense. The Nominating and Corporate Governance Committee believes that each nominee should have the highest level of personal and professional ethics, integrity, and values together with expertise that is useful to Intrepid and complementary to the background and expertise of other members of the Board of Directors. Additionally, nominees are expected to have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of Board of Directors membership, and a desire to ensure that Intrepid's operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules, and regulations.

        The Nominating and Corporate Governance Committee evaluates each potential nominee individually and in the context of the Board of Directors as a whole. The objective is to recommend a group that will effectively contribute to the long-term success of Intrepid and effectively represent stockholder interests. With respect to the nomination of continuing directors for re-election, the individual's contributions to the Board of Directors are also considered.

        When seeking candidates for a new director, the Nominating and Corporate Governance Committee solicits suggestions from incumbent directors, management, stockholders, and others. The Nominating and Corporate Governance Committee has authority under its charter to retain a search firm for this purpose. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it recommends his or her candidacy to the full Board of Directors.

        The Nominating and Corporate Governance Committee will consider suggestions by stockholders of possible future nominees. Stockholders may nominate persons for election to the Board of Directors in accordance with our Amended and Restated Bylaws. No such suggestions were received during 2009. For more information regarding stockholder proposals, see the section entitled "Stockholder Proposals."

Nominees for Election as Class II Directors

        Biographical information as of March 24, 2010, including principal occupation and business experience during the last five years, for the nominees for directors is set forth below. Unless otherwise stated, the principal occupations of the nominees have been the same for the past five years.

Age	Director Since

J. Landis Martin is the founder of the private equity firm Platte River Ventures and has been Managing Director since November 2005. Mr. Martin retired as Chairman and Chief Executive Officer of Titanium Metals Corporation, an integrated producer of titanium metals, where he served from 1989 until November 2005. Mr. Martin served as President and Chief Executive Officer of NL Industries, Inc., a manufacturer of titanium dioxide chemicals, from 1987 to 2003 and was Chairman and Chief Executive Officer of Baroid Corporation from 1990 to 1994. Mr. Martin is Chairman of the Board of Directors of Crown Castle International Corp. and is also a director of Halliburton Company and Apartment Investment Management Company. The Board of Directors believes that Mr. Martin's qualifications to sit on our Board of Directors include his management and director experience with public companies and his business experience with complex companies in the manufacturing sector and the energy industry.

64	December 2007

Barth E. Whitham has served as President and Chief Executive Officer of Enduring Resources,  LLC, a company focused on the acquisition and exploitation of long-lived natural gas assets in domestic onshore basins, since July 2005, and also serves on its board of directors. From January 1994 to June 2005, Mr. Whitham served as President and Chief Operating Officer of Westport Resources Corp., a publicly traded Rocky Mountain-based oil and gas exploration and production company, and also served on its board of directors. Mr. Whitham also serves as a director of Ensign Energy Services Inc., an oilfield services company publicly traded on the Toronto Stock Exchange. The Board of Directors believes that Mr. Whitham's qualifications to sit on our Board of Directors include his management and director experience with operations and management of public companies and his business experience in the energy industry.

53	April 2008

        The proxies will be voted in favor of the nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as directors of Intrepid if elected. However, if either or both of the nominees are unable to serve or for good cause will not serve as a director, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by the Board of Directors.

Directors Continuing in Office

        Biographical information for our directors continuing in office is set forth below.

	Age	Director Since
Class III Directors (Term Expires at 2011 Annual Meeting)

Robert P. Jornayvaz III has served as Chairman of the Board and Chief Executive Officer of Intrepid Potash, Inc. since its formation in November 2007 and served, directly or indirectly, as a manager of Intrepid Mining LLC from January 2000 until its dissolution in 2008, at the time of Intrepid's initial public offering ("IPO"). As a manager of Intrepid Mining LLC, Mr. Jornayvaz, along with Mr. Harvey, was responsible for the business operations of Intrepid Mining LLC. Mr. Jornayvaz is the 100 percent owner of Intrepid Production Corporation, which owns approximately 19.7 percent of Intrepid and 100 percent of IPC Management LLC, one of two managers of the former Intrepid Mining LLC. Intrepid Production Corporation also owns 50 percent of Intrepid Oil & Gas, LLC. Mr. Jornayvaz has 29 years of experience in the oil and gas industry and 11 years of experience in the potash industry. Mr. Jornayvaz has been associated with Mr. Harvey for approximately 14 years, participating in joint property acquisition arrangements through their own companies until forming Intrepid Oil & Gas, LLC in 1996. The Board of Directors believes that Mr. Jornayvaz's qualifications to sit on our Board of Directors include his management experience with Intrepid Mining LLC because Intrepid Potash, Inc. was a subsidiary of Intrepid Mining LLC and Intrepid Potash, Inc. acquired substantially all of its assets from Intrepid Mining LLC in April 2008 at the time of our IPO, together with his experience in extractive and commodities businesses.

	51	December 2007

	Age	Director Since

Hugh E. Harvey, Jr. has served as Chief Technology Officer of Intrepid Potash, Inc. since May 2009 and as a member of the Board of Directors of Intrepid Potash, Inc. since its formation in November 2007. From November 2007 until May 2009, he served as Executive Vice President of Technology of Intrepid Potash, Inc. Mr. Harvey served, directly or indirectly, as a manager of Intrepid Mining LLC from January 2000 until its dissolution in 2008, at the time of Intrepid's IPO. As a manager of Intrepid Mining LLC, Mr. Harvey, along with Mr. Jornayvaz, was responsible for the business operations of Intrepid Mining LLC. From February 2009 until October 2009, Mr. Harvey assumed the responsibilities of Chief Operating Officer of Intrepid Potash, Inc. following the departure of our former Chief Operating Officer. Mr. Harvey is 100 percent owner of Harvey Operating and Production Company, which owns approximately 20.1 percent of Intrepid and is the 100 percent owner of HOPCO Management LLC, one of two managers of the former Intrepid Mining LLC. Harvey Operating and Production Company also owns 50 percent of Intrepid Oil & Gas, LLC. Mr. Harvey has 11 years of experience in the potash mining industry, over 25 years of experience in the oil and gas industry and a unique combination of mining, mineral processing, drilling, field operations and economic evaluation experience. Mr. Harvey has been associated with Mr. Jornayvaz for approximately 14 years, participating in joint property acquisition arrangements through their own companies until forming Intrepid Oil & Gas, LLC in 1996. The Board of Directors believes that Mr. Harvey's qualifications to sit on our Board of Directors include his management experience with Intrepid Mining LLC because Intrepid Potash, Inc. was a subsidiary of Intrepid Mining LLC and Intrepid Potash, Inc. acquired substantially all of its assets from Intrepid Mining LLC in April 2008 at the time of our IPO, together with his engineering and operational experience in extractive industries.

	57	December, 2007
Class I Director (Term Expires at 2012 Annual Meeting)

Terry Considine has served as Chief Executive Officer and Chairman of Apartment Investment Management Company, a publicly held, multi-family apartment real estate investment trust, since July 1994. Mr. Considine has also served as Chief Executive Officer and Chairman of American Land Lease, Inc., another publicly held real estate investment trust from July 1996 through February 2009. The Board of Directors believes that Mr. Considine's qualifications to sit on our Board of Directors include his management and director experience with complex public companies and his business experience in the real estate industry.

	62	April 2008

Recommendation of the Board of Directors

        The Board of Directors recommends voting "FOR" electing each nominee.

 PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INTREPID'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010

        Intrepid's stockholders are being asked to ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as Intrepid's Independent Registered Public Accounting Firm. KPMG LLP has served as Intrepid's Independent Registered Public Accounting Firm since 2007 and the Audit Committee has selected KPMG LLP to perform the audit for the fiscal year ending December 31, 2010.

        The Audit Committee is responsible for selecting Intrepid's independent auditors for the fiscal year ending December 31, 2010. Stockholder approval is not required to appoint KPMG LLP as Intrepid's independent auditors. Notwithstanding that, the Board of Directors believes that submitting the appointment of KPMG LLP to the stockholders for ratification is good corporate governance. The Audit Committee is solely responsible for selecting Intrepid's independent auditors. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain KPMG LLP. If the selection of KPMG LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of Intrepid and its stockholders.

        To the knowledge of management, neither KPMG LLP nor any of its members has any direct or material indirect financial interest in Intrepid or any connection with Intrepid in any capacity other than as independent public accountants. A representative of KPMG LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

        Intrepid paid the following fees to the independent accountants for the audit of the consolidated financial statements and for other services provided in the years ended December 31, 2009 and 2008. All services and fees including tax service fees were pre-approved by the Audit Committee.

	2009	2008
Audit Fees	$ 815,630	$ 718,218
Audit Related Fees	20,575	367,983
Tax Fees	238,258	50,774
All Other Fees, including financial systems design and implementation	—	12,929

Total Fees	$1,074,463	$1,149,904

        The audit related fees include reviews of registration statements and related consents and comfort letters. The tax fees include assistance with compliance related and technical research. All other fees in 2008 related to specific non-attest, non-income tax related research. The Audit Committee has concluded that the provision of these non-audit services is compatible with maintaining the accountants' independence.

Audit Committee Pre-approval Policy and Procedures

        The charter of the Audit Committee provides that the Audit Committee shall approve the fees and any other significant compensation to be paid to the independent accountants, and shall approve in advance any non-audit services to be performed by the independent accountants. Such pre-approval requirement for non-audit services may be waived only if the non-audit services meet a de minimus exception allowed by law. Accordingly, it is the Audit Committee's policy that, prior to the engagement of the independent accountants, the Audit Committee shall review and pre-approve all audit and permissible non-audit services to be provided by the independent accountants (including the related fees and other terms of such services).

        In connection with this policy, the following procedures are followed: (i) if applicable, each year the Audit Committee reviews and pre-approves a schedule of services and estimated fees for proposed audit and non-audit services to be provided by the independent accountants during the next annual audit cycle, which schedule is detailed as to the particular services to be performed by the independent accountants; (ii) actual amounts paid to the independent accountants are monitored by financial management of Intrepid and reported to the Audit Committee; (iii) any services proposed to be provided by the independent accountants and the related fees that have not been pre-approved during the annual review by the Audit Committee must be pre-approved by the Audit Committee in advance of any work performed; and (iv) incremental fees for previously approved services that are expected to exceed the previously approved fee estimate must also be pre-approved by the Audit Committee.

Recommendation of the Board of Directors

        The Board of Directors recommends voting "FOR" the ratification of the appointment of KPMG LLP as Intrepid's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010.

CORPORATE GOVERNANCE

Board of Directors

        The Board of Directors is comprised of a majority of independent directors. The Board of Directors has determined that Terry Considine, J. Landis Martin and Barth E. Whitham are independent directors under the rules of the U.S. Securities and Exchange Commission ("SEC") and the NYSE and do not have any material relationship with Intrepid other than as a director and stockholder of Intrepid. In reaching its conclusions as to the independence of these directors, the Board of Directors considered past employment, remuneration, and all other relationships with Intrepid. The Board of Directors also considered the independence tests described in Section 303A.02 of the Corporate Governance Standards of the NYSE's Listed Company Manual. With respect to Mr. Martin, the Board of Directors considered the investments made by Mr. Jornayvaz and Mr. Harvey in an investment fund controlled by Mr. Martin, each of which constitute less than one percent of the total amount of the fund, and concluded that such investments do not compromise Mr. Martin's independence. The Board of Directors also considered an investment made by Mr. Martin in a real estate investment fund controlled by Mr. Harvey, his wife and his sister, which investment constitutes less than one percent of the total amount of the fund, and concluded that such investment does not compromise Mr. Martin's independence. With respect to Mr. Considine, the Board of Directors considered investments that each of Messrs. Considine and Jornayvaz are expected to make in one or more limited liability companies created to acquire and own residential apartment properties, which limited liability companies would be managed by and controlled by the son of Mr. Considine. Based on the expected size and characteristics of the respective investments to be made by each of Messrs. Considine and Jornayvaz, the Board of Directors concluded that such investments will not compromise the independence of Mr. Considine.

        The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are each comprised solely of independent directors. The written charters for all three independent committees are available on Intrepid's website at www.intrepidpotash.com. Also available on the website are Intrepid's Corporate Governance Guidelines and Code of Business Conduct and Ethics.

Board Leadership Structure

        The Board of Directors believes that Intrepid's Chief Executive Officer, Robert P. Jornayvaz III, is best situated to serve as Chairman of the Board because he is the director most familiar with Intrepid's business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Intrepid's independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific and industry-specific experience and expertise. At this time, the Board of Directors believes that the combined role of Chairman of the Board and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board of Directors, which are essential to effective corporate governance. One of the key responsibilities of the Board of Directors is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board of Directors believes the combined role of Chairman of the Board and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Director

        J. Landis Martin, an independent director who serves as Chairman of the Audit Committee, was selected by the Board of Directors to serve as the Lead Director for all meetings of the non-management directors held in executive session. The Lead Director has the following responsibilities:

  •
  serving as the principal liaison between the non-management directors and the Chairman of the Board and between the Board of Directors and Intrepid's stockholders.

  •
  presiding over executive sessions of non-management directors and meetings of independent directors.

  •
  presiding at all meetings of the Board of Directors at which the Chairman of the Board is not present.

  •
  together with the Chairman of the Board, approving meeting agendas for the Board of Directors and reviewing any materials, as so desired by the Lead Director, that will be distributed to the Board of Directors. The Lead Director may also request that additional materials be distributed to the Board of Directors.

  •
  approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

  •
  at his or her discretion, calling meetings of the non-management directors.

  •
  if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

  •
  performing such other duties as may from time to time be delegated to the Lead Director by the Board of Directors.

Risk Management

        Intrepid is exposed to a number of risks and undertakes at least annually a risk management review to identify and evaluate risks and to develop plans to manage them effectively. In 2009, Intrepid initiated an Enterprise Risk Management Program to assist in identifying and quantifying potential risks throughout the organization. Intrepid's Executive Vice President of Human Resources and Risk Management, James N. Whyte, is directly responsible for Intrepid's Enterprise Risk Management function and reports both to the Chairman of the Board and Chief Executive Officer and to Board of Directors in this capacity. In fulfilling his risk management responsibilities, Mr. Whyte works closely with members of senior management, plant managers and others at Intrepid to identify and design programs or procedures to mitigate potential risks where possible.

        The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of Intrepid's risks. The Board of Directors regularly reviews information regarding Intrepid's liquidity, capital expenditures, cost of goods sold, inventory, product pricing and sales, as well as the associated risks in the potash market. Intrepid's Compensation Committee is responsible for overseeing the management of risks relating to Intrepid's compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Board of Directors oversees management of risks associated with operations, environmental, health and safety. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about all such risks.

Communication with the Directors of Intrepid

        Any interested party with concerns about Intrepid may report such concerns to the Lead Director of Intrepid's Board of Directors or the non-management members of Intrepid's Board of Directors, as a group, by submitting a written communication to the Lead Director at the following address:

Lead Director c/o Intrepid Potash, Inc. 707 17th Street, Suite 4200 Denver, CO 80202 United States

        You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

        A copy of any such written communication will also be forwarded to Intrepid's legal counsel and a copy of such communication will be retained for a reasonable period of time. The Lead Director may discuss the matter with Intrepid's legal counsel, with independent advisors, non-management directors or with Intrepid's management, or may take other action or no action as the Lead Director determines in his or her good faith, judgment and discretion.

        The Audit Committee oversees the procedures for the receipt, retention, and treatment of complaints received by Intrepid regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Intrepid has established a toll-free telephone number for the reporting of such activity.

BOARD AND COMMITTEE MEETINGS

        The full Board of Directors met eight times during 2009. Each director participated in all Board of Directors meetings held during 2009.

        It is Intrepid's policy that each director is expected to attend the annual meeting of stockholders. All of the directors attended the annual meeting of stockholders held in May 2009.

        The Board of Directors has an Audit Committee, Nominating and Corporate Governance Committee, and a Compensation Committee. The Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee are each comprised solely of independent directors.

        Each of these committees and the entire Board of Directors is responsible for separately evaluating their respective performance. The performance evaluation process is to be supervised by and reviewed by the Nominating and Corporate Governance Committee and discussed amongst and approved by the full Board of Directors.

        The following table sets forth the members of each committee, as of December 31, 2009, and the number of meetings held in 2009.

Name of Director	Audit Committee		Nominating and Corporate Governance Committee		Compensation Committee
Terry Considine	X		X	*	X
J. Landis Martin	X	*	X		X
Barth E. Whitham	X		X		X	*
Number of Meetings in 2009	9		5		6

*
Chairperson

Audit Committee

        The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its responsibilities to Intrepid and the stockholders relating to the accounting and financial reporting processes and the audit of Intrepid's financial statements. The Audit Committee oversees management's processes and activities related to maintaining the reliability and integrity of Intrepid's accounting policies, financial reporting practices and financial statements; the independent auditor's qualifications and independence; the performance of Intrepid's internal audit function and independent audits; and compliance with laws and regulations and the requirements of any stock exchange or quotation system on which Intrepid's securities may be listed. The Audit Committee is solely responsible for the engagement and discharge of independent auditors and reviews the quarterly and annual financial results. The committee reviews the audit plan and the results of the audit with the independent auditors and reviews the independence of the auditors, the range of audit fees, the scope and adequacy of Intrepid's system of internal accounting controls, and Intrepid's risk management policies. The Audit Committee also has oversight responsibility for the internal audit function of Intrepid, to whom the internal audit department reports. The Audit Committee is currently composed of three directors, each of whom is independent as defined by the NYSE listing standards. The Audit Committee's responsibilities are set forth in its charter, which is reviewed annually and is available on Intrepid's website at www.intrepidpotash.com.

        Audit Committee members are prohibited from serving on more than two audit committees of public companies in addition to serving on the Intrepid Audit Committee.

        Each of the Audit Committee members are considered financially literate, and the Board of Directors has determined that each of the three members of the Audit Committee, Terry Considine, J. Landis Martin and Barth E. Whitham, are "audit committee financial experts" as the term is defined by SEC rules.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee's purpose is to review the overall composition of the Board of Directors, to identify individuals qualified to become Board of Directors members, and to recommend to the Board of Directors the director nominees for the next annual meeting. The committee oversees the evaluation of the Board of Directors and management succession plans, and reviews from time to time Intrepid's policies and practices on corporate governance including the Corporate Governance Guidelines applicable to Intrepid and to recommend the Board of Directors such changes, as it may deem necessary. Additionally, the Nominating and Corporate Governance Committee is responsible for the periodic review and recommendation to the Board of Directors of the compensation structure for the non-employee directors for Board of

Directors and committee service. The Nominating and Corporate Governance Committee's responsibilities are set forth in its charter, which is reviewed annually and is available on Intrepid's website at www.intrepidpotash.com.

Compensation Committee

        The purposes of the Compensation Committee are to assist the Board of Directors in discharging its responsibilities relating to compensation of Intrepid's executives; to administer Intrepid's equity incentive plans (other than any such plan applicable only to non-employee directors); to have overall responsibility for evaluating and approving (or recommending for approval to the Board of Directors) all compensation plans, policies and programs of Intrepid that affect the executive officers of Intrepid. The "Compensation Discussion and Analysis" describes these responsibilities and the manner in which they are discharged. The Compensation Committee's responsibilities are set forth in its charter, which is reviewed annually and is available on Intrepid's website at www.intrepidpotash.com.

Director Designation and Voting Agreement

        On April 25, 2008, Intrepid, Harvey Operating and Production Company ("HOPCO"), Intrepid Production Corporation ("IPC") and Potash Acquisition, LLC ("PAL") executed a Director Designation and Voting Agreement. On November 14, 2008, PAL distributed its shares of Intrepid common stock to its members, and accordingly, its rights under the Director Designation and Voting Agreement terminated automatically.

        Pursuant to the terms of the Director Designation and Voting Agreement, each of HOPCO and IPC has agreed to designate one candidate for nomination and election to Intrepid's Board of Directors and to vote their shares in favor of the other's candidate. Intrepid has agreed to use its best efforts to assure that such designees are included in the slate of nominees to the Board of Directors and recommended for election. Pursuant to the terms of the Director Designation and Voting Agreement, Intrepid shall not take any action to change the size of the Board of Directors to exceed seven members, without the prior consent of IPC and HOPCO, subject to any limitations imposed by the rules of the New York Stock Exchange. IPC and HOPCO, together with shares beneficially owned by Messrs. Jornayvaz and Harvey in the aggregate own approximately 39.8 percent of Intrepid's issued and outstanding common stock as of March 15, 2010. The directors currently serving on Intrepid's Board of Directors under the Director Designation and Voting Agreement are Hugh E. Harvey, Jr. (nominated by HOPCO) and Robert P. Jornayvaz III (nominated by IPC), both of whom are Class III directors whose terms expire in 2011. The rights and obligations under the Director Designation and Voting Agreement are not transferable upon sale or other transfer of common stock by IPC or HOPCO except to any affiliate of IPC or HOPCO. The agreement will terminate with respect to any stockholder party and its affiliates when their collective beneficial ownership falls below five percent of Intrepid's outstanding common stock.

        Under the Director Designation and Voting Agreement, each of HOPCO and IPC has also agreed, except in the case of a transfer to each other, their affiliates or a public tender offer, to not knowingly sell shares of its common stock to any person if the result of that sale would be that the purchaser of such shares would own, directly or indirectly, five percent or more of Intrepid's outstanding common stock.

        Other than the Director Designation and Voting Agreement, there are no arrangements or understandings between any director and any other person pursuant to which that director was or is to be elected.

 COMPENSATION COMMITTEE REPORT

        The following report of the Compensation Committee is not "soliciting material," is not deemed "filed" with the U.S. Securities and Exchange Commission and is not to be incorporated by reference into any other of Intrepid's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent we specifically incorporate this report by reference therein.

        The Compensation Committee is and has been comprised solely of non-employee directors who were each: (i) independent as defined under the NYSE rules, (ii) a non-employee director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

        The Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in this Proxy Statement on Schedule 14A and incorporated by reference in Intrepid's Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF INTREPID POTASH, INC.
Barth E. Whitham, Chairman Terry Considine J. Landis Martin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        There are no interlocking relationships between any members of our Compensation Committee or our Nominating and Corporate Governance Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis of the compensation arrangement of our chief executive officer, chief financial officer, and our three other most highly compensated officers (the "named executive officers") should be read together with the tables and related disclosures set forth below under the heading entitled "Summary Compensation Table."

Executive Summary

2009 in Review

        The 2009 fiscal year was challenging for many companies, including Intrepid, due to the global financial crisis and recession. We believe that we successfully managed the challenges presented by the business environment in 2009 and took significant actions during the year that enabled us to maintain our strong competitive position. While our fiscal 2009 revenues declined approximately 27 percent from fiscal 2008, we were able to maintain a healthy balance sheet, ending the year with $107 million of cash and investments and no debt, and move forward with certain strategic capital improvement projects. We designed our executive compensation program to attract, retain, motivate and reward our executive officers. For fiscal 2009, we believe our compensation programs delivered payouts commensurate with our business results in the generally weak economic environment, reflected the competitive position that we have maintained during the economic downturn, recognized the critical roles our executives have had in developing and implementing strategic objectives, and recognized the need to retain qualified talent at Intrepid. In summary:

  •
  We froze base salaries for executive officers in 2009 and no changes have been made to base salaries since mid-2008 for executive officers. The Compensation Committee periodically evaluates market data and considers these data in determining base salaries.

  •
  Cash bonus payments made related to 2009 were generally administered under our Short-Term Incentive Plan and were determined for our named executive officers based on metrics tied to production tons of potash, cost of goods sold per ton, EBITDA (earnings before interest, taxes, depreciation and amortization), safety, execution of capital projects, compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and staffing levels. The fiscal 2009 bonus paid out under the Short-Term Incentive Plan equaled 70.4 percent of the target incentive opportunity based on the accumulated result of these metrics.

  •
  Upon the recommendations of Mr. Jornayvaz and Mr. Harvey, our Compensation Committee awarded discretionary cash awards to selected individuals based on their individual contributions to Intrepid during 2009, including our Chief Financial Officer, Senior Vice President of Marketing and Sales, and Vice President of Operations.

  •
  Our Compensation Committee awarded shares of restricted stock and stock options to all named executive officers based on market data provided in early 2009 by Watson Wyatt Worldwide, Inc. ("Watson Wyatt") and Towers, Perrin, Forster & Crosby, Inc. ("Towers"). These awards were based on market data and consider the size of the organization, the roles of the individuals receiving the awards and the concept of a long-term compensation structure that provides periodic awards that vest over a service period.

        The Compensation Committee believes that the compensation paid to the named executive officers for 2009 is consistent with the Compensation Committee's objectives and philosophy regarding executive compensation described below. In addition to the objectives described below, philosophically, the Compensation Committee believes that executive compensation practices can best be aligned with the interests of Intrepid's stockholders by not only focusing on the short-term performance of Intrepid, but by also measuring progress in achieving certain long-term strategic goals and by evaluating how management responds to certain unpredictable challenges that occur during any given year. In determining overall compensation for executive officers, the Compensation Committee considers how each executive officer's individual efforts and accomplishments contributed to the advancement of the long-term strategic goals or how each executive officer's individual efforts helped Intrepid to successfully manage the business through certain unpredictable challenges.

Pay for Performance

        A significant portion of the total cash compensation for our named executive officers listed in the Summary Compensation Table below is directly linked to Intrepid's performance in the form of performance-based cash awards that are paid based upon company performance as measured against pre-established performance metrics. There is also an equity element of total compensation that consists of awards of time-vested restricted shares as well as time-vested stock options. Time-vested stock options generally qualify as performance-based awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and have a significant performance component to them as an increase in share price is required in order for the executive to realize any value from such awards. Time-vested restricted stock awards are believed to drive the retention of individuals and align managements' interests with the interests of our stockholders as the value of such awards also increases and decreases in conjunction with our stock price. We believe that this total mix of cash and equity awards provides our executives with base compensation that is near the median of market while at the same time providing an opportunity to earn above-median compensation if Intrepid delivers superior results. The shares of restricted stock and the stock options generally vest ratably over three years, linking executives' rewards to their ability to create and maintain value for our stockholders and providing an incentive for our executives to remain with Intrepid over the long-term. Our Compensation Committee strives to ensure that our executive compensation program is linked to Intrepid's performance.

Philosophy and Overview of Compensation

  Objectives

        The goals of Intrepid's executive compensation program are to:

  •
  Provide compensation opportunities that attract, retain, motivate and reward talented executives;

  •
  Tie compensation incentives to individual and company performance; and

  •
  Sustain our continued growth and profitability by having total executive compensation reflect the overall success of the business.

  Elements of Compensation

        The primary elements of our 2009 compensation program are outlined in the following chart:

Element	Purpose	Characteristics
Base Salary	Fixed element of pay for an individual's primary duties and responsibilities.	Base salaries are reviewed annually and are set based on competitiveness versus the external market, individual performance and internal equity.
Annual Cash Bonus	Paid based upon company and individual performance.	Amount earned will vary relative to company and individual performance.
Restricted Shares	Intended to support our goals of retaining our critical talent and aligning management interests with those of stockholders.	Grants typically vest in equal annual installments over a period of three years.
Stock Options

Intended to support our goals of retaining our critical talent and aligning management interests with those of stockholders in that increases in the value of share prices results in value of the stock option.

Options typically vest in equal annual installments over a period of three years.
Employee Benefits	Provided to all employees, covering basic health, life and short-term disability insurance and 401(k) benefits.	Fixed component; consistent with the benefits provided to all other employees.
Perquisites	Designed to provide a compensation element consistent with executive expectations and those of our competitors.

Some named executive officers receive use of a company provided automobile. Mr. Jornayvaz, Mr. Harvey and certain other approved executive officers are allowed use of the company aircraft and all executives, like all Denver-based employees, are provided with a gym membership allowance.

Compensation Committee Role and Use of Consultants

        The Compensation Committee uses independent compensation consultants to assist it in gathering and analyzing executive compensation data. While our Compensation Committee believes that compensation survey data are useful guides for comparative purposes, the Compensation Committee believes that a successful compensation program also requires that the Compensation Committee apply its own judgment and subjective determination of individual performance by our executives. Therefore, the Compensation Committee applies its judgment in reconciling the program's objectives with the realities of rewarding performance and retaining valued employees.

        Our Compensation Committee has retained an independent compensation consultant, Towers Watson & Co. ("Towers Watson") to review and make recommendations with respect to executive compensation and director compensation matters. Towers Watson was created in January 2010 as a result of a merger of Towers and Watson Wyatt. Prior to the merger, management had retained Watson Wyatt to work with management to gather competitive market data for the members of executive management, other than Messrs. Jornayvaz and Harvey, and to provide market data and pay practices for management to consider in making compensation recommendations to the Compensation Committee. Prior to the merger of Towers and Watson Wyatt, Towers reported directly to the Compensation Committee and was responsible for gathering competitive market data for Messrs. Jornayvaz and Harvey, advising the Compensation Committee on market trends, and reviewing market data and pay recommendations presented by management. Since the merger, the only independent compensation consultant used by Intrepid has been Towers, now Towers Watson, which has been engaged directly by the Compensation Committee.

        Messrs. Jornayvaz and Harvey and other executive officers make recommendations each year to the Compensation Committee about the compensation to be paid to the executive officers. While the Compensation Committee is solely responsible for approving executive compensation, our Executive Vice President of Human Resources and Risk Management supports the work of the Compensation Committee and independent compensation consultants. In addition, at the request of the Compensation Committee, Messrs. Jornayvaz and Harvey meet periodically with the Compensation Committee regarding the design of our compensation programs and other compensation matters. The Compensation Committee meets periodically in executive session without management present.

Role of Peer Groups and Benchmarking

        Management, in making compensation recommendations to the Compensation Committee, and the Compensation Committee, in making compensation decisions, consider compensation and survey data prepared by the independent compensation consultants described above. The comparison data is used principally to gauge the reasonableness of and competitiveness of executive compensation decisions. The Compensation Committee has reviewed the total compensation that each of our executive officers is to receive against data prepared by an independent compensation consultant in order to determine each executive officer's base salary, bonus, annual incentive award opportunity levels and equity awards.

        Compensation decisions for the named executive officers in 2009, other than Messrs. Jornayvaz and Harvey, were established by the Compensation Committee after considering recommendations presented by Watson Wyatt. The Compensation Committee determined that the best approach was to use general industry survey data that was regressed to a benchmark of $700 million of estimated annual revenue, based on data available from survey data gathered by Watson Wyatt. The $700 million benchmark was the estimated revenue for Intrepid at the time Watson Wyatt was engaged in the fall of 2008. Due to the economic recession that began in the second half of 2008 and lasted for all of 2009, Intrepid's revenue has not reached $700 million. The benchmark has not been revised, but will be reviewed periodically in connection with evaluating overall executive compensation. This benchmark impacts long-term equity based compensation more than any other element of overall executive compensation. General industry survey data were considered a better indicator than other data because of the limited number of companies in the potash industry and because such companies in the potash industry are much larger than Intrepid in terms of revenue. Although Watson Wyatt considered proxy data of a selected peer group of companies as a secondary approach, this data did not factor into the recommendations from Watson Wyatt but was used only to validate findings from the general industry survey data and to evaluate program structure. Accordingly, no list of peer companies is presented as data from these companies were not the basis for the recommendations provided by the independent compensation consultants. The recommendations from Watson Wyatt were based on a conclusion that using data at a median 50th percentile was an appropriate level of target compensation for our executive officers. Towers, on behalf of the Compensation Committee, reviewed the recommendations by Watson Wyatt relating to the executive officers, other than Messrs. Jornayvaz and Harvey, and concurred with Watson Wyatt's recommendations.

        For Messrs. Jornayvaz and Harvey, compensation decisions were based on market data from Towers using substantially the same approach that Watson Wyatt recommended, and the Compensation Committee adopted, for the other named executive officers.

        For all executive officers, the independent compensation consultants provided the Compensation Committee with ranges for base salary levels, target short-term incentive annual bonus awards, and annual equity awards for the named executive officers that were targeted at the median of the regressed, size-adjusted general industry survey data. In some cases, however, Intrepid has paid executive officers in excess of the median of the 50th percentile in order to attract and retain certain executive officers and to reflect the expanded roles and responsibilities that these executive officers have at Intrepid.

2009 Compensation Discussion

        Based on recommendations from management and the compensation consultants engaged by the Compensation Committee and management of Intrepid, the Compensation Committee approved the 2009 executive compensation set forth below.

Base Salary

        For 2009, our executive officers received base salaries targeted at approximately the median of the general industry survey data. No changes to the base salaries for our executive officers have been made since mid-2008 based on the results of the market data provided by the independent compensation consultants and the consideration of the overall economic environment in the United States. The Summary Compensation Table below details the base salaries paid during 2009 to each of our named executive officers.

        The 2009 salaries of our named executive officers were determined as follows:

  •
  Base salaries for Mr. Jornayvaz and Mr. Harvey remained constant from the levels established in 2006 as it was determined that their salaries were still near the median of the general industry survey data provided by Towers. The salaries were set at $487,500, the mid-point of the then recommended range of $475,000 - $500,000 provided by Towers.

  •
  Base salary for Mr. Honeyfield was negotiated at the time of his employment offer in March 2008, and was also based on his experience, anticipated role with Intrepid, and our need to induce him to leave his then-current employer. Mr. Honeyfield's base salary of $315,000 is near the range of median base salaries of the general industry survey data reviewed by Watson Wyatt and Towers.

  •
  Mr. Moore's current base salary was established in 2008 after a review performed by independent compensation consultants used in prior periods. Mr. Moore's base salary of

    $232,523 is near the range of median base salaries of the general industry survey data reviewed by Watson Wyatt and Towers.

  •
  On August 27, 2009, we extended an employment offer letter to John G. Mansanti for the position of Vice President of Operations, which sets forth certain of the terms and conditions of his employment. The extension of the offer letter was necessary to attract Mr. Mansanti away from his previous employer. Pursuant to the offer letter, Mr. Mansanti was paid a signing bonus of $75,000 and received a starting base salary of $255,000 per annum. In developing the offer letter for Mr. Mansanti, Intrepid considered survey data for base compensation, cash bonuses and equity compensation. Intrepid also considered Mr. Mansanti's compensation level at his prior employer, including unvested equity awards that Mr. Mansanti would forfeit by accepting Intrepid's offer of employment. After careful review and analysis, management recommended a compensation package to the Compensation Committee that it believed was reasonable and would be attractive to Mr. Mansanti. The Compensation Committee approved Mr. Mansanti's compensation package.

Annual Cash Bonus

Background

        We adopted the Intrepid Potash, Inc. Short-Term Incentive Plan, which provides for target award opportunities and performance goals that are communicated in advance to program participants and payouts that are conditioned explicitly on achievement of those goals. The plan was approved by our stockholders prior to the IPO and is designed to pay "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. See "—Effect of Accounting and Tax Treatment on Compensation Decisions" below. Awards under our Short-Term Incentive Plan will be taxable wage income to the recipients when received and should be deductible by us, subject to Section 162(m).

        The plan is administered by our Compensation Committee, which, within 90 days of the beginning of each relevant fiscal year, will select those named executive officers and other executive officers who will participate in the plan for such year and will establish for such individuals target bonus amounts and performance goals for the year. The plan requires that, shortly after the close of each relevant fiscal year, our Compensation Committee will determine the awards to be made for the year, if any, based on the extent to which the pre-established performance goals have been achieved. All awards are paid in cash or in stock as soon as administratively feasible following the committee's determination, but in all events prior to March 15th of the following year. The plan provides for a maximum bonus of $2,000,000 per executive for any fiscal year. Although our Board of Directors has the ability to amend or terminate the plan at any time, the right is limited in accordance with Section 162(m) of the Code.

        The performance goals that may be used for any participant for any fiscal year include: (a) total stockholder return; (b) return on assets, return on equity, or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business-unit net income, net income before extraordinary or one-time items, EBITDA; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average production; (j) efficiency or productivity measures such as annual or multi-year absolute or per-unit operating and maintenance costs; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the compensation committee; (l) debt ratios or other measures of credit quality or liquidity; (m) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Compensation Committee; (n) sales and marketing measures, such as annual or multi-year "net-back" sales or the introduction of new products in accordance with specific goals set in advance by the Compensation Committee; and (o) staffing and retention.

Individual Target Bonus Percentages

        The Compensation Committee establishes individual target bonus percentages for each fiscal year as part of its annual review of each executive's compensation. With the exception of John G. Mansanti, the Compensation Committee established the following target bonuses, as a percentage of base salary, for the named executive officers in February 2009. The target bonus percentage for Mr. Mansanti of 50 percent of his base salary was established as part of his employment offer letter in August 2009.

Named Executive Officer	Target Bonus (percent of Base Salary)
Robert P. Jornayvaz III	80%
Hugh E. Harvey, Jr.	80%
David W. Honeyfield	50%
R.L. Moore	40%
John G. Mansanti	50%

2009 Awards

        Actual payouts under our Short-Term Incentive Plan could range from 0 percent to 200 percent of an executive's target incentive opportunity, based on the achievement of pre-determined performance goals. For 2009, upon the recommendation from management, the Compensation Committee approved the following performance metrics associated with the Short-Term Incentive Plan. Three primary business goals were considered which consisted of seventy-five percent of the weight of the total performance metrics, each with a twenty-five percent weight. These were targets related to production tons of potash, cost of goods sold per ton of potash, and EBITDA. The metrics are believed to be an appropriate mix of items that drive our operating results, overall profitability, and are important to measuring the business performance of Intrepid. The remaining twenty-five percent weight of the performance metrics was equally divided among other important performance metrics which were goals relating to safety, performance around capital investment in the business, compliance with Section 404 of the Sarbanes-Oxley Act of 2002 which was required for the first time for Intrepid in 2009, and appropriateness of staffing levels for Intrepid. In establishing these metrics, the Compensation Committee considered management recommendations and approved bonus amount values that were linked to the achievement of minimum threshold goals, budgeted or targeted goals, or upper-end goals. Each individual metric was considered and then the resulting payout components were summed to determine the total payout percentage to be applied to the target bonus amounts for the individuals. The combined results of achievement of these performance metrics resulted in a payout percentage of 70.4 percent of target incentive opportunities.

        The following disclosure describes why the specific metrics were chosen and how payouts for each metric were determined.

          Production Tons of Potash—25 Percent Weight—The production of tons of potash is believed to be mostly within the control of management. The metric was intended to measure Intrepid's ability to produce tons against a budget. Our budgeted target was approximately 653,000 tons of potash production. The budget was designed to take into account operating conditions, including grade, recovery, shift schedule and the demand profile expected for the near-term. At the time the budget was prepared, Intrepid believed that the demand for potash would be more robust than the demand that materialized in 2009. The resulting 504,464 tons of production achieved by Intrepid in 2009 was below the minimum threshold of 539,053 tons required to receive a payout under this metric. As a result, no payout was earned in connection with this metric. The resulting production levels for 2009 were largely a result of the intentional decisions by management to curtail production to better match production with demand and to control inventory levels of product relative to available warehouse space.

          Cost of Goods Sold ("COGS") Per Ton—25 Percent Weight—COGS per ton is largely a function of the operating rates at our plants. The budgeted target for COGS was $211 per ton. In 2009, Intrepid's actual COGS per ton was $213. In calculating the COGS per ton number of $213, the impact of abnormal production expense of $21.6 million for 2009 was excluded in accordance with generally accepted accounting principles ("GAAP"). As a result, the target payout under this metric was approximately 114 percent of target, resulting in a payout equal to 28.4 percent of the implied maximum target.

          EBITDA—25 Percent Weight—This metric is believed to be important to stockholders because it represents a measure of core profitability for companies. Our budget target was an EBITDA level of $232 million with a threshold level of $191 million. Our resulting EBITDA was $110 million, well below the threshold and therefore no payout was earned using this metric. This result was largely driven by demand for potash being greatly reduced in the agricultural and industrial markets, coupled with steady price erosion throughout 2009.

          Safety—6.25 Percent Weight—The safety metric is a core value and core operating need for Intrepid. The maximum performance threshold for safety was a 75 percent reduction in accident rates which was achieved by Intrepid in 2009. As a result, the target payout under this metric was 200 percent of target, resulting in a payout equal to 12.5 percent of the implied maximum target.

          Capital Projects on Budget—6.25 Percent Weight—This measure evaluated actual costs incurred against original authorizations for expenditures ("AFE"), timeliness of execution of projects, and an overall control of dollars invested in capital projects. In 2009, when it became clearer that the market downturn was going to last longer than expected, management took proactive measures to reduce the amount of capital spending by deferring certain projects, deferring delivery of certain items, establishing operating leases for certain pieces of equipment and slowing overall capital spending. These measures helped enable us to reduce our actual cash spending on capital to $104 million compared to a budget of $131 million. We analyzed all AFEs that were closed out in 2009 against the original AFE amount and compared the original in-service date against the actual in-service date. We also performed review on projects still in progress by evaluating total spend-to-date to original AFE, and initial estimated in-service date. Weighing all of the factors and considering the economic environment, it was determined that the target payout related to this metric was 75 percent of target, resulting in a payout equal to 4.7 percent of the implied maximum target.

          SOX 404 Compliance—6.25 Percent Weight—Regulatory compliance is believed to be an important element of being a public company. This was Intrepid's first year of being required to report on internal controls under Section 404 of the Sarbanes—Oxley Act of 2002. Following testing, it was concluded that Intrepid had no items that individually or in aggregate would create a significant deficiency or material weakness. Therefore, it was determined that the payout under this metric was 200 percent of target, resulting in a payout equal to 12.5 percent of the implied maximum target.

          Right Size Staffing—6.25 Percent Weight—At Intrepid, the people we employ are some of our most important assets and constitute our single largest operating expenditure item. Therefore, it is important that we have the right number of qualified employees. When the initial metric was established, Intrepid was coming off of a very tight staffing situation in late 2007 and 2008, where the focus was simply on hiring enough qualified personnel to keep up with the robust demand for our products. As we entered 2009, the focus changed dramatically. We began the year with a recognition that we were going to be slowing production due to decreased demand and, therefore, reductions in our workforce, including employees and outside contract labor, would be necessary. Based on management's responses to the challenging employment needs of Intrepid during 2009, it was determined that Intrepid was right-sized staffed throughout the year. As such, it was determined that the payout under this metric was 200 percent of target, resulting in a payout equal to 12.5 percent of the implied maximum target.

        The sum of all these items yields the mechanical result that applies a maximum payout factor of 70.4 percent to the target payout percentages of each named executive officer.

        Mr. Mansanti joined Intrepid in October 2009 as Vice President of Operations. As such, Mr. Mansanti did not receive an award under the Short-Term Incentive Plan but, instead, received a payment equal to $130,000 pursuant to the terms of his employment offer letter. The target bonuses and the actual bonuses payable to Messrs. Jornayvaz, Harvey, Honeyfield, and Moore under the Short-Term Incentive Plan, based upon applying the 70.4 percent factor to the target bonus percentages, were as follows.

	Target Short-Term Incentive Award for 2009	Earned Short-Term Incentive Award for 2009
Robert J. Jornayvaz III	$390,000	$274,560
Hugh E. Harvey, Jr.	$390,000	$274,560
David W. Honeyfield	$157,500	$110,880
R.L. Moore	$ 93,009	$ 65,478

        In February 2010, Messrs. Jornayvaz and Harvey, who are the two most senior members of management and who each own approximately 20 percent of the issued and outstanding shares of common stock of Intrepid, made a request to the Compensation Committee that they not be awarded a portion of their bonuses under the Short-Term Incentive Plan for 2009 in recognition of the challenging operating and economic environment Intrepid faced in 2009, and the significant challenges to our stockholders. The Compensation Committee discussed the requests of Messrs. Jornayvaz and Harvey and concluded that Mr. Joranayvaz's short-term incentive bonus would, as requested, be reduced by $164,560 and that Mr. Harvey's short-term incentive bonus would, as requested, be reduced by $224,560, to result in payments of $110,000 and $50,000, respectively. As a result, the total amount that would have otherwise been paid under the Short Term Incentive Plan for 2009 was reduced by $389,120. The target and maximum awards payable under the Short-Term Incentive Plan for fiscal 2009 are included in the "Grant of Plan-Based Awards Table" and the actual awards paid under the Short-Term Incentive Plan are included in the Summary Compensation Table below.

        In addition to the cash bonus awards made pursuant to the Short-Term Incentive Plan, or pursuant to Mr. Mansanti's offer letter, each as described above, based upon the recommendations of Mr. Jornayvaz and Mr. Harvey, the Compensation Committee separately approved discretionary cash bonuses to certain key officers and employees, including Mr. Honeyfield, Mr. Moore, and Mr. Mansanti, for their leadership and effective responses to various challenges during 2009. Consideration was given to the individual's leadership in the organization and their management of complex financial, operational, marketing, and business matters for Intrepid. The unpredictable economic and market conditions for 2009 made pre-determined financial milestones for calculating annual cash bonuses difficult for management to achieve. Because Intrepid still had solid financial performance despite the external challenges presented by the global economic and market downturns, the Compensation Committee concluded in its discretionary judgment that Mr. Honeyfield, Mr. Moore and Mr. Mansanti deserved discretionary cash bonus awards. This approach for 2009 annual cash bonuses addresses the difficult economic and market conditions in 2009 and acknowledges the recommendations of Messrs. Jornayvaz and Harvey, the Chief Executive Officer and Chief Technology

Officer of Intrepid, respectively, who also each own approximately 20 percent of the issued and outstanding common stock of Intrepid. Accordingly, the Compensation Committee approved such awards on the basis of the recommendations, the individual accomplishments of the executive officers, and the views that these payments were in the best long-term interests of Intrepid's stockholders. The discretionary awards approved by the Compensation Committee for the three named executive officers were as follows:

David W. Honeyfield	$58,000
R.L. Moore	$40,000
John G. Mansanti	$15,000

        The Compensation Committee approved the discretionary award of $58,000 to Mr. Honeyfield for his leadership in strategic planning, responsiveness to the shifting market environment, capital and liquidity management and external constituent communications. The Compensation Committee approved an award of $40,000 to Mr. Moore for his leadership activities relating to maintaining good relationships with our customers and other sales and marketing matters during 2009. The Compensation Committee approved an award of $15,000 to Mr. Mansanti for his leadership activities relating to operational matters at our mines during late 2009, including matters relating to capital project management, development of the 2010 budget and cost controls relating to capital projects following his arrival at Intrepid. These award amounts are reflected in the Summary Compensation Table under the "Bonus" column.

Long-Term Incentives

Overview

        Our long-term incentive compensation program is a broad-based, long-term employee retention and incentive program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our stockholders. Because all components of the long-term incentive program are delivered in Intrepid stock-based awards, they all become more or less valuable in correlation with stockholder value. The 2008 Equity Incentive Plan permits us to grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, officers, directors, consultants and advisors of Intrepid. The 2008 Equity Incentive Plan does not permit us to grant options with exercise prices below the fair market value of our common stock on the date on which the options are granted. We believe that our equity program is critical to our efforts to create and maintain a competitive advantage in our industry.

        The equity component of our executive compensation program is designed to (a) attract excellent candidates, (b) reward long-term (multi-year) company performance measured by stock price appreciation, (c) align executive and stockholder interests, and (d) promote long-term retention of key employees. In 2009, the Compensation Committee awarded a combination of time-vested stock options and time-vested restricted stock to executive officers in accordance with the recommendations of Towers for Messrs. Jornayvaz and Harvey, the recommendations of Watson Wyatt for Messrs. Honeyfield and Moore, and data supplied by Towers for Mr. Mansanti. The value of the awards was based on the aforementioned recommendations and the awards were split with 50 percent of the value each between stock options and restricted stock.

Stock Options

        Stock options were granted with an exercise price equal to the fair market value of our common stock on the grant date and have a ten-year term. The number of stock options awarded to the named executive officers for fiscal year 2009 appears below in the Grants of Plan-Based Awards in 2009 section of this proxy statement. The value of the stock option grants was generally 50 percent of each named executive officers' total target long-term equity incentive value. In determining the number of stock options to grant to certain named executive officers, the Compensation Committee divided the total intended value of the stock option portion of the award by the fair value of each stock option (calculated using a Black-Scholes valuation technique and assumptions as described later). The resulting number of stock options from this calculation were then awarded. Time vesting conditions were put on these stock option awards whereby one-third of the total number of options vest on each anniversary of the grant date. This vesting model was selected to encourage retention and longer term performance behavior by the employee.

Restricted Stock

        Restricted stock awards are shares of Intrepid common stock that possess voting and dividend rights but are subject to restrictions on transferability and forfeitable until vesting. The value of restricted stock grants was generally 50 percent of the named executive officers' total target long-term incentive value. The number of restricted shares awarded was determined by dividing the total intended value of the restricted stock award by the closing stock price on the date of award. Similar to the stock options, a time vesting element was applied to these restricted stock awards to incentivize the maintenance and creation of value of Intrepid and to promote retention of the employee.

Employee Benefits

        Our employees, including our named executive officers, are entitled to various employee benefits, including medical and dental insurance, group life, accidental death, and disability insurance, health and dependent care flexible spending accounts, a 401(k) plan, and paid time off. Pursuant to the terms of the 401(k) plan, we generally match 100 percent of an employee's deferrals up to a specified percentage of compensation or as limited by law.

Perquisites

        During 2009, Messrs. Jornayvaz and Harvey received use of a company-provided automobile of their choice, within limits prescribed by the Compensation Committee and within the terms of employment agreements in place between Intrepid and Messrs. Jornayvaz and Harvey. Mr. Moore, in his role as Senior Vice President of Marketing and Sales, also received the use of a company-provided automobile in 2009. We believe that personal use of a company automobile satisfies a compensation expectation of executives in certain roles, based on their collective work experience in the mining, oil and gas, and fertilizer industries.

        Under Intrepid's aircraft use policy, Mr. Jornayvaz, Mr. Harvey, and approved executive officers are allowed personal use of Intrepid's plane or any other aircraft leased or charted by Intrepid. Any personal use of aircraft may be taxable to the executive officer as a "fringe benefit" under Internal Revenue Service ("IRS") regulations.

        All of our Denver-based employees, including our executive officers, are also entitled to a gym membership allowance paid for by Intrepid, up to $150 per month.

Change-in-Control Benefits

        We have entered into change-in-control severance agreements with each of our executive officers and other key employees of Intrepid. For a description of material terms of the agreements with each or named executive officers, please see the narrative following the tables in the section entitled "Termination and Change in Control Payments," below.

        These agreements are intended to accomplish the following objectives:

  •
  Reduce the distraction of the named executive officers that would result from the personal uncertainties caused by a pending or threatened change in control;

  •
  Encourage the named executive officers' full attention and dedication to Intrepid;

  •
  Provide the named executive officers with compensation and benefit arrangements upon a change in control which are competitive with those of similarly situated corporations; and

  •
  Retain key talent.

Accounting Impact and Tax Deductibility of Compensation

        The Compensation Committee reviews projections of the estimated accounting (pro forma expense) and tax impacts of all material elements of the executive compensation program. Generally, an accounting expense is accrued over the requisite service period of the particular pay element, which in our case is generally equal to the performance period, and Intrepid realizes a tax deduction upon payment to the executive.

        Section 162(m), generally provides that a publicly held corporation may not deduct in any one taxable year compensation in excess of $1 million paid to its named executive officers, unless certain specific and detailed criteria are satisfied. Awards granted under the 2008 Equity Incentive Plan and the Short-Term Incentive Plan are each designed to comply with a transition rule under Section 162(m) such that compensation paid pursuant to that plan and those grants should be deductible by Intrepid. We intend to monitor our executive pay programs with respect to Section 162(m) to maximize the deductibility of compensation paid to our named executives. However, we may pay compensation in excess of the Section 162(m) limitation if we conclude that doing so would be in the best interests of Intrepid and its stockholders.

        While we will consider the applicable accounting and tax treatment, these factors alone are not dispositive, and we will also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

 SUMMARY COMPENSATION TABLE

        The following table summarizes the compensation paid to our named executive officers through the fiscal year ending December 31, 2009. The named executive officers are our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers ranked by their total compensation in fiscal 2009.

Name and Principal Position	Year	Salary	Bonus(1)		Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Robert P. Jornayvaz III	2009	$487,500	$—		$365,622	$365,624	$110,000	$138,698	$1,467,444
Chairman of the Board and	2008	$487,500	$395,000		$—	$—	$—	$81,678	$964,178
Chief Executive Officer	2007	$487,500	$648,438		$—	$—	$—	$263,130	$1,399,068
David W. Honeyfield	2009	$315,000	$58,000		$125,008	$125,003	$110,880	$13,319	$747,210
Executive Vice President, Chief	2008	$236,250	$250,000	(5)	$688,992	$—	$—	$9,432	$1,184,674
Financial Officer, Treasurer	2007	$—	$—		$—	$—	$—	$—	$—
and Secretary
Hugh E. Harvey, Jr.	2009	$487,500	$—		$365,622	$365,624	$50,000	$151,911	$1,420,657
Chief Technology Officer	2008	$487,500	$350,000		$—	$—	$—	$36,666	$874,166
	2007	$487,500	$598,438		$—	$—	$—	$155,759	$1,241,697
R.L. Moore	2009	$232,523	$40,000		$69,992	$70,003	$65,478	$177,713	$655,709
Senior Vice President of	2008	$230,631	$125,000		$1,000,000	$—	$—	$9,650	$1,365,281
Marketing and Sales	2007	$221,510	$113,000		$—	$—	$—	$3,036	$337,546
John G. Mansanti(6)	2009	$52,471	$220,000	(7)	$374,984	$—	$—	$1,590	$649,045
Vice President of Operations

(1)
In accordance with SEC rules, the "Bonus" column generally reflects discretionary cash bonus awards. Except for the signing bonus paid to Mr. Mansanti pursuant to his offer letter, the payments for 2009 were made in March 2010. See "Compensation Discussion and Analysis" above for more information about the 2009 amounts.

(2)
These amounts reflect the grant date fair value for equity awards of restricted stock and nonqualified stock options for each named executive officer. See Note 10, Compensation Plans, to the consolidated financial statements included in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2009, for the assumptions made in determining grant date fair values.

(3)
Cash payments for 2009 performance were made in March 2010 under the Short-Term Incentive Plan. See "Compensation Discussion and Analysis" above for a description of how these amounts were determined.

(4)
See "All Other Compensation" table below for details.

(5)
The bonus amount for Mr. Honeyfield in 2008 includes a signing bonus of $50,000 paid upon his hiring.

(6)
Mr. Mansanti was hired on October 19, 2009.

(7)
The bonus amount for Mr. Mansanti in 2009 includes a signing bonus of $75,000 paid upon his hiring, a $130,000 bonus paid pursuant to the terms of his employment offer letter, and a discretionary bonus of $15,000.

 ALL OTHER COMPENSATION TABLE

        The following table describes each 2009 component of the "All Other Compensation" column in the Summary Compensation Table above.

Name and Principal Position	Perquisites and Other Personal Benefits		Tax Reimbursements		Insurance Premiums(1)	Other Compensation		Registrant Contributions to Defined Contribution Plans(2)	Total
Robert P. Jornayvaz III	$17,999	(3)	$43,341	(4)	$797	$64,311	(5)	$12,250	$138,698
Chairman of the Board and Chief Executive Officer
David W. Honeyfield	$722	(6)	$—		$347	$—		$12,250	$13,319
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Hugh E. Harvey, Jr.	$30,065	(7)	$43,795	(8)	$1,490	$64,311	(5)	$12,250	$151,911
Chief Technology Officer
R.L. Moore	$122,872	(9)	$44,356	(10)	$2,257	$—		$8,228	$177,713
Senior Vice President of Sales and Marketing
John G. Mansanti	$—		$—		$119	$—		$1,471	$1,590
Vice President of Operations

(1)
Represents group life insurance premiums for coverage in excess of $50,000.

(2)
Represents matching contributions made by Intrepid under our 401(k) plan.

(3)
Includes the following perquisites and other personal benefits valued on the basis of the aggregate incremental cost to Intrepid: $4,032 for use of an Intrepid-provided automobile, $793 for parking benefits not available to all other employees, $5,575 for medical benefits not available to all other employees, and $7,599 for use of Intrepid aircraft for purposes unrelated to our business. The aggregate incremental cost to Intrepid associated with use of an Intrepid-provided automobile in 2009 was determined by aggregating associated costs including; maintenance, repair and fuel. Fuel costs were determined by reducing the total fuel costs associated with the automobile by amounts allocated as personal fuel expense (i.e. total fuel expense multiplied by a fraction—the numerator of which is personal use of the automobile, the denominator of which is total use of the automobile). The aggregate incremental cost to Intrepid does not include fixed costs that would be incurred regardless of personal use of the Intrepid-provided automobile (e.g., insurance premiums, registration, etc.). The aggregate incremental cost to Intrepid for personal use of the Intrepid aircraft was determined by multiplying the total variable costs incurred by Intrepid in operating the aircraft by a fraction, the numerator of which was the total number of allocated occupied seat miles flown by the executive or his guests in 2009 and the denominator of which was the total number of miles flown by the aircraft or aircrafts in 2009. The variable costs associated with operating the aircraft include fuel costs, travel expenses of the flight crew, landing fees, airport taxes and similar assessments, in-flight food and beverage costs, landing and ground handling fees and hourly-based maintenance costs. The aggregate incremental cost to Intrepid does not include fixed costs that would be incurred regardless of personal use of the aircraft (e.g., aircraft purchase costs, insurance premiums, calendar-based maintenance costs and flight crew salaries).

(4)
Represents $41,689 of reimbursement by Intrepid to Mr. Jornayvaz for income taxes associated with the reimbursement of certain expenses associated with regulatory filings that he was required to make under the Hart-Scott-Rodino Act in connection with our issuance of restricted stock to him in February 2009, and $1,652 of reimbursement by Intrepid to Mr. Jornayvaz in connection with his use of an Intrepid-provided automobile.

(5)
Represents amounts that Intrepid reimbursed Mr. Jornayvaz and Mr. Harvey as a result of expenses that they incurred for regulatory filings that they were required to make under the Hart-Scott-Rodino Act in connection with our issuance of restricted stock to them in February 2009.

(6)
Represents reimbursement of $146 for gym membership fees under the Denver-based gym use allowance policy and $576 for parking benefits not available to all other employees.

(7)
Includes the following perquisites and other personal benefits valued on the basis of the aggregate incremental cost to Intrepid: $1,032 for use of an Intrepid-provided automobile, $670 for parking benefits not available to all other employees and $28,363 for use of Intrepid aircraft for purposes unrelated to our business. The aggregate incremental cost to Intrepid associated with Mr. Harvey's personal use of an Intrepid-provided automobile and Intrepid aircraft was determined using substantially the same procedures for automobiles as described above in Note 3.

(8)
Represents $41,689 of reimbursement by Intrepid to Mr. Harvey for income taxes associated with the reimbursement of certain expenses associated with regulatory filings that he was required to make under the Hart-Scott-Rodino Act in connection with our issuance of restricted stock to him in February 2009, and $2,106 of reimbursement by Intrepid to Mr. Harvey in connection with his use of an Intrepid-provided automobile.

(9)
Includes the following perquisites and other personal benefits valued on the basis of the aggregate incremental cost to Intrepid: $120,365 for moving expenses related to moving Mr. Moore from Arlington, Texas to the corporate office in Denver, Colorado, $2,007 for use of an Intrepid-provided automobile, and a $500 service award paid to Mr. Moore based on the number of years that he has worked for Intrepid. The aggregate incremental cost to Intrepid associated with Mr. Moore's personal use of an Intrepid-provided automobile was determined using substantially the same procedures for automobiles as described above in Note 3.

(10)
Represents $40,470 of reimbursement by Intrepid to Mr. Moore for income taxes associated with the reimbursement of moving expenses and $3,619 of reimbursement by Intrepid to Mr. Moore in connection with his use of an Intrepid-provided automobile and $267 of reimbursement by Intrepid to Mr. Moore in connection with his service award.

Employment Agreements

  Messrs. Jornayvaz and Harvey

        On April 25, 2008, we entered into employment agreements with Messrs. Jornayvaz and Harvey in connection with the completion of the IPO in order to secure their services on a long-term basis and to protect Intrepid following their termination of employment by securing their agreement not to compete with us. The terms of the employment agreements were developed based on recommendations by Towers and input from counsel and the principal owners.

        Pursuant to these agreements, Mr. Jornayvaz agreed to serve as our Chairman of the Board and Chief Executive Officer and Mr. Harvey agreed to serve as our Executive Vice President of Technology, which position we have renamed as the Chief Technology Officer. We expect that Messrs. Jornayvaz and Harvey will devote substantially full-time attention to their employment with us. In addition, they may continue to manage their personal investments owned in whole or in part by each executive, provided the management of such investments does not interfere substantially with the performance of their duties for Intrepid. The employment agreements have initial terms of 18 months, with automatic extensions for successive terms of 12 months each, unless notice of termination is given by us or the executive 90 days prior to the end of the initial or any successive term. The agreements provide for an annual base salary of $487,500. Under these agreements, the Compensation Committee of the Board of Directors will review the base salary at least annually and may increase (but not decrease) the base salary. The agreements provide for the executives to be eligible for all benefits offered generally to senior management, for participation in the senior management bonus programs established by the Compensation Committee, for grants under the Intrepid Potash Inc. 2008 Equity Incentive Plan in such amounts and subject to such terms and conditions as are established by our Compensation Committee and for all perquisites available generally to senior management. Each of Messrs. Jornayvaz and Harvey is entitled to a company-provided automobile of his choice. Mr. Jornayvaz may utilize a vehicle valued at up to $100,000 and Mr. Harvey may utilize a vehicle valued at up to $75,000. Messrs. Jornayvaz and Harvey may also use the Intrepid aircraft for purposes unrelated to our business, to the extent such use does not conflict with business use of the aircraft. In addition, Messrs. Jornayvaz and Harvey have the right to use the Intrepid aircraft under a time-sharing arrangement pursuant to which Messrs. Jornayvaz and Harvey will reimburse Intrepid for the cost of such use up to the limits allowed by FAA regulations. The time-sharing arrangement contemplated under the employment agreements has not been put into effect as of the time of this filing.

        These agreements provide that if an executive is terminated for cause, the executive will be paid accrued compensation, if any, and will be offered continued group health care coverage as required by law, but the executive will not be entitled to severance. If the executive is terminated without cause, the executive will be paid accrued compensation, if any, and will be offered continued group health care coverage as required by law and will be entitled to severance in the amount of compensation payable for the remainder of the current term of the agreement. The employment agreements also provide that, in the event that we experience a change of control, as defined in the employment agreements, all equity awards to executives will become vested in full. The employment agreements approved in 2008 contain efficient tax gross-up provisions. Thus, if any of the payments and benefits due an executive upon a change in control would constitute an "excess parachute payment" (as defined in Section 280G of the Code), then we will first perform a calculation to determine the net after-tax benefit to the executive assuming the executive receives either (a) all compensation and benefits due as a result of the change in control (other than any excise tax gross-up provided for in his employment agreement), or (b) the maximum amount of compensation and benefits permissible without triggering an excess parachute payment under Section 280G. If the executive would receive a greater after-tax benefit by cutting back to the maximum amount permissible without triggering an excess parachute payment, then the executive's compensation and benefits upon the change in control will be cut back to that amount. If the executive would receive a greater after-tax benefit by receiving the full amount of compensation and benefits due upon the change in control (without regard to any excise tax gross-up), then the executive shall receive the full amount of such compensation and benefits plus an additional payment that would, after payment of all federal, state and local taxes on such payment, equal the amount of excise tax due.

        Under these employment agreements, the executives have agreed that during the term of their employment and for a period of 24 months after a termination event, the executives will not solicit our employees or compete with us in the potash business and any other business in which we are engaged during the term or at the termination of the employment agreement. However, if the executive's employment is terminated without cause more than 24 months after the date of the employment agreement, the non-solicitation and non-compete obligations will survive only until the end of the then-current term of the employment agreement. In addition, the agreements prohibit the executives from divulging our confidential information, which prohibition will survive the termination of employment.

  Mr. Honeyfield

        On January 29, 2008, we extended an offer letter to David W. Honeyfield for the position of Chief Financial Officer, which sets forth certain of the terms and conditions of his employment. The extension of the offer letter was necessary to attract Mr. Honeyfield away from his previous employer. Pursuant to the offer letter, Mr. Honeyfield was paid a signing bonus of $50,000 and received a starting base salary of $315,000 per annum. He is eligible for an annual cash bonus, determined in the same manner as bonuses are determined for other executives, with an expected target range of 50 percent of his base salary. In order to compensate Mr. Honeyfield for the forfeiture of certain equity awards granted by his then current employer, he was, pursuant to the offer letter, granted a restricted stock award upon closing of the IPO having a value equal to $500,000, as described above. The vesting dates associated with this restricted stock award matched the blended vesting schedule from Mr. Honeyfield's previous employer, and therefore these vesting provisions differed from the grants for our other executives.

  Mr. Mansanti

        On August 27, 2009, we extended an offer letter to John G. Mansanti for the position of Vice President of Operations, which sets forth certain of the terms and conditions of his employment. The extension of the offer letter was necessary to attract Mr. Mansanti away from his previous employer. Pursuant to the offer letter, Mr. Mansanti was paid a signing bonus of $75,000 and received a starting base salary of $255,000 per annum. For years starting after 2009, he is eligible for an annual cash bonus, determined in the same manner as bonuses are determined for other executives, with an expected target range of 50 percent of his base salary. For 2009, pursuant to the offer letter, Intrepid agreed to pay Mr. Mansanti a cash bonus of $130,000. In order to compensate Mr. Mansanti for the forfeiture of certain equity awards granted by his current employer, he was, pursuant to the offer letter, granted a restricted stock award equal to approximately $375,000, as described above. The vesting dates associated with this restricted stock award matched the blended vesting schedule from Mr. Mansanti's previous employer, and therefore these vesting provisions differed from the grants for our other executives.

GRANTS OF PLAN-BASED AWARDS IN 2009

        The following table provides information on restricted stock awards and stock option awards made to our named executive officers in 2009. The grant date fair value of the restricted stock awards and the stock option awards reflected in the table below is equal to the fair value of the awards on their grant dates, as determined in accordance with authoritative accounting guidance related to stock compensation. The grant date fair value with respect to such awards is reflected in the Summary Compensation Table above. At no point has Intrepid adjusted or made any modification to the awards described below. All grants were made under the Intrepid Potash, Inc. 2008 Equity Incentive Plan. No data is presented in the table below for Estimated Future Payouts Under Equity Incentive Plan Awards

because awards under Intrepid's 2008 Equity Incentive Plan are not based upon the satisfaction of pre-determined performance conditions.

					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)							Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date(1)
Name		Threshold	Target	Maximum
Robert P. Jornayvaz III
Short-Term Incentive Plan	—	$—	$390,000	$780,000	—		—		$—	$—
RS(2)	2/25/2009	$—	$—	$—	17,578	(3)	—		$—	$365,622	(4)
NQ(2)	2/25/2009	$—	$—	$—	—		42,964	(3)	$20.80	$365,624	(5)
David W. Honeyfield
Short-Term Incentive Plan	—	$—	$157,500	$315,000	—		—		$—	$—
RS	2/25/2009	$—	$—	$—	6,010	(3)	—		$—	$125,008	(4)
NQ	2/25/2009	$—	$—	$—	—		14,689	(3)	$20.80	$125,003	(5)
Hugh E. Harvey, Jr.
Short-Term Incentive Plan	—	$—	$390,000	$780,000	—		—		$—	$—
RS	2/25/2009	$—	$—	$—	17,578	(3)	—		$—	$365,622	(4)
NQ	2/25/2009	$—	$—	$—	—		42,964	(3)	$20.80	$365,624	(5)
R.L. Moore
Short-Term Incentive Plan	—	$—	$93,009	$186,018	—		—		$—	$—
RS	2/25/2009	$—	$—	$—	3,365	(3)	—		$—	$69,992	(4)
NQ	2/25/2009	$—	$—	$—	—		8,226	(3)	$20.80	$70,003	(5)
John G. Mansanti
Short-Term Incentive Plan	—	$—	$127,500	$255,000	—		—		$—	$—
RS	10/19/2009	$—	$—	$—	13,093	(6)	—		$—	$374,984	(7)
NQ	—	$—	$—	$—	—		—		$—	$—

(1)
Represents date shares or options were granted.

(2)
For purposes of this table, RS means restricted stock and NQ means nonqualified stock options.

(3)
Grants will vest incrementally as follows: one-third on February 25, 2010, one-third on February 25, 2011, and one-third on February 25, 2012.

(4)
Represents grant-date fair value of restricted stock shares calculated in accordance with authoritative accounting guidance related to stock compensation based on the closing price of $20.80 on the date of award.

(5)
Represents grant-date fair value of non-qualified stock options calculated in accordance with authoritative accounting guidance related to stock compensation based on the Black-Scholes option valuation model calculation of $8.51 per option on the date of award.

(6)
One-third of these grants vested on December 12, 2009 with the remaining two-thirds vesting in equal amounts on December 4, 2010 and June 9, 2011.

(7)
Represents grant-date fair value of restricted stock shares calculated in accordance with authoritative accounting guidance related to stock compensation based on the closing price of $28.64 on the date of award.

Restricted Stock Awards

        Our 2008 Equity Incentive Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, and other equity-based and cash incentive awards to directors, officers, employees, consultants and other individuals (including advisory board members) who perform services for us and for our affiliates. A description of the principal features of the 2008 Equity Incentive Plan is set forth below. The principal terms and conditions of the shares of restricted stock awarded under the 2008 Equity Incentive Plan are described below.

        Vesting.    The shares of restricted stock vest in accordance with the applicable vesting schedule set forth above in the Grants of Plan-Based Awards table above, or in the footnotes thereto. Although not explicit in the grants themselves, the shares will also vest upon a change in control of Intrepid pursuant to various employment contracts or change in control severance agreements entered into between the executives and Intrepid. The Compensation Committee may provide for the accelerated vesting of any unvested shares in its discretion, at any time. Prior to vesting, the shares may not be sold, assigned, or transferred in any way.

        Forfeiture.    Upon an executive's termination of service for any reason, any unvested restricted shares held by the executive will be immediately forfeited and returned to Intrepid.

        Voting and Dividend Rights.    Holders of restricted shares are generally entitled to all stockholder rights with respect to such shares, including the right to vote the shares. However, if any ordinary cash dividend or other distribution is made to our stockholders, then any cash, securities, or other property that would otherwise be received with respect to any unvested restricted shares will be subject to the same vesting schedule as is applicable to the unvested restricted shares and will be forfeited if the employee fails to vest in such stock.

Nonqualified Stock Option Awards

        As described previously, the Compensation Committee approved the award of non-qualified stock options in the first quarter of 2009 to some of Intrepid's executive officers and certain key employees under an annual award program. These stock options generally vest one-third on each of the three anniversary dates of the grant. Each option has an exercise price of $20.80 per share for Intrepid's common stock and a ten year option life. In measuring compensation expense for this grant of options, Intrepid estimated the fair value of the award on the grant date using the Black-Scholes option valuation model. Option valuation models require the input of highly subjective assumptions, including the expected volatility of the price of the underlying stock.

        The following assumptions were used to compute the weighted average fair market value of options granted during the period presented.

Year ended December 31, 2009
Risk free interest rates	1.8%-2.0%
Dividend yield	—
Estimated volatility	44%
Expected option life	5 years

        Intrepid's computation of the estimated volatility is based on the historic volatility of its and a peer company's common stock over the expected option life. The peer company selected had volatility that was highly correlated to Intrepid's common stock from the date of the IPO to the dates of grant. This peer information was used for the period of time prior to the IPO and was utilized because Intrepid has insufficient trading history to calculate a meaningful long-term volatility factor. The computation of expected option life was determined based on a reasonable expectation of the average life prior to being exercised or forfeited, giving consideration to the overall vesting period and contractual terms of the awards. The risk-free interest rates for periods that matched the option award's expected life were based on the U.S. Treasury constant maturity yield at the time of grant over the expected option life.

        Vesting.    Nonqualified stock options vest in accordance with the applicable vesting schedule set forth above in the Grants of Plan-Based Awards table above, or in the footnotes thereto. Although not explicit in the grants themselves, the shares will also vest upon a change in control of Intrepid pursuant to various employment contracts or change in control severance agreements entered into between the executives and Intrepid. The Compensation Committee may provide for the accelerated vesting of any unvested options in its discretion, at any time. Prior to vesting, the options may not be exercised, sold, assigned, or transferred in any way, other than by will or the laws of descent and distribution.

        Forfeiture.    Upon an executive's termination of service for any reason, any unvested options held by the executive will be immediately forfeited.

Long-Term Equity Incentive Plan

        The basic terms and conditions of our 2008 Equity Incentive Plan are as follows:

  Share Reserve

        The total number of shares of our common stock that are available for issuance or delivery under the long-term equity incentive plan is 5,000,000 shares, subject to adjustment in the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar corporate event. As of March 15, 2010, there were 4,196,240 shares available for grant under the 2008 Equity Incentive Plan. For purposes of determining the number of shares remaining available for issuance under the long-term equity incentive plan, to the extent that an award expires or is canceled, forfeited, settled in cash or otherwise terminated without delivery to the participant of the full number of shares to which the award related, the undelivered shares will again be available for grant. Shares withheld in payment of the exercise price or taxes relating to an award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an award will be deemed to constitute shares not delivered to the participant and will be deemed to again be available for awards under the plan. Shares issued under the long-term equity incentive plan may be authorized and unissued shares or treasury shares.

        The maximum number or value of shares that may be covered by an award granted under the long-term equity incentive plan to any single participant in any calendar year may not exceed the lesser of 300,000 shares or $5,000,000.

  Administration

        Generally, the Compensation Committee administers the long-term equity incentive plan and designates those persons who will be granted awards and the amount, type and other terms and conditions of the awards. The Committee has full authority to administer the long-term equity incentive plan, including the authority to interpret and construe any provision in the plan and the terms of any award agreement and to adopt such rules and regulations for administering the plan that it may deem necessary or appropriate. Pursuant to this authority, on or after the date of grant of an award, the Compensation Committee may:

  •
  Accelerate the date on which the award becomes vested, exercisable or transferable;

  •
  Extend the term of any award, including, without limitation, extending the period following termination of a participant's service with us or our affiliates during which the incentive award may remain outstanding; or

  •
  Waive any conditions to the vesting, exercisability or transferability of an award.

  Significant Features of Incentive Awards

        The following is a description of the significant terms that apply to each type of award that may be issued under the long-term equity incentive plan:

        Options and Stock Appreciation Rights.    Each option entitles the holder to purchase a specified number of shares at a specified exercise price. Each option agreement will specify whether the option is an "incentive stock option," or "ISO" (within the meaning of Section 422 of the Code), or a nonqualified stock option. Each stock appreciation right entitles the holder to receive, upon exercise, the excess of the fair market value of a share at the time of exercise over the base price of the stock appreciation right multiplied by the specified number of shares to which the stock appreciation right is being exercised. The exercise or base price of each option and stock appreciation right will be at least 100 percent of the fair market value of a share on the date the award is granted. The term of any option or stock appreciation right may not exceed ten years and the option or stock appreciation right will vest over a period determined by the committee. Each option or stock appreciation right agreement will specify the consequences to the award with respect to a termination of service with us and our affiliates.

        Restricted Stock and Restricted Stock Units.    The Compensation Committee may grant a restricted stock award, which is a grant of actual shares subject to a risk of forfeiture and restrictions on transfer. The Compensation Committee may also grant an award of restricted stock units, a contractual commitment to deliver shares at a future date based on the fulfillment of certain service or performance-based vesting conditions. The terms and conditions of any restricted stock award or award of restricted stock units will be determined by the committee. The Compensation Committee may provide for the payment of ordinary dividends or dividend equivalents with regard to such awards.

        Other Equity-Based Awards.    The Compensation Committee may grant other types of equity-based awards in such amounts and subject to such terms and conditions as the committee determines. Each such award may, among other things, (i) involve the transfer of actual shares, either at the time of grant or thereafter, or payment in cash of amounts based on the value of shares; (ii) be subject to performance-based and/or service-based vesting conditions; and (iii) be in the form of phantom stock, performance shares, deferred share units or other full value stock awards.

        Performance-Based Compensation.    The Compensation Committee may grant one or more awards designed to qualify as "performance-based" compensation under Section 162(m) based on the grant or vesting of such awards being contingent on the achievement of certain pre-established performance goals. In such case, the following performance goals may be used for any particular grant: (a) total stockholder return; (b) return on assets, return on equity, or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business-unit net income, net income before extraordinary or one-time items, EBITDA; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average production growth; (j) efficiency or productivity measures such as annual or multi-year absolute or per-unit operating and maintenance costs; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Compensation Committee; (l) debt ratios or other measures of credit quality or liquidity; (m) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Compensation Committee; (n) sales and marketing measures, such as annual or multi-year "net-back" sales or the introduction of new products in accordance with specific goals set in advance by the Compensation Committee; and (o) staffing and retention.

  Tax Withholding

        The plan provides that participants may elect to satisfy certain federal, state and local income tax and employment tax withholding requirements by remitting to us cash or, subject to certain conditions, shares, or by instructing us to withhold shares payable to the participant.

  Amendment and Termination

        Our Board of Directors may amend, suspend, discontinue, or terminate the long-term equity incentive plan or the Compensation Committee's authority to grant awards under the long-term equity incentive plan in any respect, except that, to the extent that any applicable law, regulation or rule of a stock exchange requires stockholder approval for any revision or amendment to be effective, the revision or amendment will not be effective without stockholder approval. We will not make any grants under the long-term equity incentive plan following the tenth anniversary of the date the plan becomes effective, but awards outstanding at that time will continue in accordance with their terms.

  Federal Income Tax Consequences

        The following is intended only as a brief summary of the material U.S. federal income tax consequences of the long-term equity incentive plan. The tax consequences to a participant will depend generally upon the type of award issued to the participant. In general, if a participant recognizes ordinary income in connection with the grant, vesting or exercise of an award, we will be entitled to a corresponding deduction equal to the amount of the income recognized by the participant. This summary does not address the effects of other federal taxes (including possible excise taxes) or taxes imposed under state, local or foreign tax laws.

        Options and Stock Appreciation Rights.    In general, a participant does not have taxable income upon the grant of an option or a stock appreciation right. The participant will recognize ordinary income upon exercise of a nonqualified stock option equal to the excess of the fair market value of shares acquired on exercise over the aggregate option price for the shares. Upon exercising a stock appreciation right, the participant will recognize ordinary income equal to the cash or fair market value of the shares received over the aggregate base price for the shares. A participant will not recognize ordinary income upon exercise of an ISO, except that the alternative minimum tax may apply. If a participant disposes of shares acquired upon exercise of an ISO before the end of the applicable holding periods, the participant will recognize ordinary income. Otherwise, a sale of shares acquired by exercise of an option or a stock appreciation right generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in the shares. We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option or stock appreciation right, but no tax deduction relating to a participant's capital gains. We will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling or transferring the shares.

        Restricted Stock, Restricted Stock Units and Other Equity-Based Awards.    If an award is subject to a restriction on transferability and a substantial risk of forfeiture (for example, restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earlier of the removal of the restrictions on transferability or when the risk of forfeiture lapses. If an award has no restriction on transferability or is not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares received. We can ordinarily claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below regarding Section 162(m) of the Code. A participant may irrevocably elect to accelerate the taxable income to the time of grant of restricted stock rather than upon lapse of restrictions on transferability or the risk of forfeiture (Section 83(b) election under the Code).

        Section 409A.    Section 409A of the Code imposes election, payment and funding requirements on "nonqualified deferred compensation" plans. If a nonqualified deferred compensation arrangement subject to Section 409A of the Code fails to meet, or is not operated in accordance with, the requirements of Section 409A, then compensation deferred under the arrangement may become immediately taxable and subject to a 20 percent additional tax. Certain awards that may be issued under the plan may constitute a "deferral of compensation" subject to the requirements of Section 409A of the Code.

        Section 162(m).    Compensation that qualifies as "performance-based" compensation is excluded from the $1 million deduction limitation of Section 162(m) of the Code. Under the long-term equity incentive plan, options and stock appreciation rights granted with an exercise price at least equal to 100 percent of the fair market value of the underlying shares on the date of grant and certain other awards that are conditioned upon achievement of performance goals are intended to qualify as "performance-based" compensation. A number of requirements must be met in order for particular compensation to so qualify and while we cannot assure you that compensation under the long-term equity incentive plan will be fully deductible by us under all circumstances, we have structured the long-term equity incentive plan with the intent of having awards issued under the plan qualify as "performance based".

Equity Compensation Plan Information

        Set forth below is information as of December 31, 2009, regarding our equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2008 Equity Incentive Plan(1)
Restricted stock	257,339	$ —	4,374,432
Nonqualified stock options	174,229	$20.80
Equity compensation plans not approved by security holders:	—	—	—

Total	431,568	$20.80	4,374,432

(1)
Awards under the 2008 Equity Incentive Plan have been made in the form of restricted stock and nonqualified stock options.

 OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

        The following table provides information on the restricted stock awards held by each of our named executive officers as of December 31, 2009.

	NONQUALIFIED STOCK OPTION AWARDS				STOCK AWARDS
Name and Principal Position	Number of Securities Underlying Unexercised Options Unexerciseable		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares or Units Of Stock that Have Not Vested(1)
Robert P. Jornayvaz III	42,964	(2)	$20.80	2/25/2019	17,578	(2)	$512,750
Chairman of the Board and Chief Executive Officer
David W. Honeyfield	14,689	(2)	$20.80	2/25/2019	6,010	(2)	$175,312
Executive Vice President, Chief					4,219	(3)	$123,068
Financial Officer, Treasurer and					4,429	(4)	$129,194
Secretary
Hugh E. Harvey, Jr.	42,964	(2)	$20.80	2/25/2019	17,578	(2)	$512,750
Chief Technology Officer
R.L. Moore	8,226	(2)	$20.80	2/25/2019	3,365	(2)	$ 98,157
Senior Vice President of Marketing					16,406	(4)	$478,563
and Sales
John G. Mansanti	—		$ —	—	8,729	(5)	$254,625
Vice President of Operations

(1)
Based on the year-end closing stock price of $29.17 per share.

(2)
Grants will vest incrementally as follows: one-third on February 25, 2010, February 25, 2011, and February 25, 2012.

(3)
Remaining grants will vest incrementally as follows: 2,344 shares on February 28, 2010, and 1,875 shares on February 28, 2011.

(4)
Remaining grants will vest incrementally as follows: one-third each on April 25, 2010, April 25, 2011, and April 25, 2012.

(5)
Remaining grants will vest incrementally as follows: one-half on December 4, 2010 and one-half on June 9, 2011.

 OPTION EXERCISES AND STOCK VESTED

        The following table provides information, for each of our named executive officers, on the number of shares of restricted stock that vested in fiscal 2009 and the value realized before payment of any applicable withholding taxes and broker commissions. No stock options had vested as of the end of 2009 and, accordingly, no stock options were exercised by any of the named executive officers during 2009.

	STOCK AWARDS
Name and Principal Position	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert P. Jornayvaz III	—	$ —
Chairman of the Board and Chief Executive Officer
David W. Honeyfield	9,133	$216,575	(1)
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Hugh E. Harvey	—	$ —
Chief Technology Officer
R.L. Moore	14,844	$318,521	(2)
Senior Vice President of Sales and Marketing
John G. Mansanti	4,364	$132,622	(3)
Vice President of Operations

(1)
This represents 5,625 restricted shares that vested on February 28, 2009, at the closing stock price of $22.44, 1,477 restricted shares that vested on April 25, 2009, at the closing stock price of $21.06, and 2,031 restricted shares that vested on December 31, 2009, at the closing stock price of $29.17.

(2)
This represents 9,375 restricted shares that vested on January 5, 2009, at the closing stock price of $21.69, and 5,469 restricted shares that vested on April 25, 2009, at the closing stock price of $21.06.

(3)
This represents 4,364 restricted shares that vested on December 12, 2009, at the closing stock price of $30.39.

PENSION BENEFITS

        None of our named executive officers participate in or have accrued benefits under qualified or non-qualified defined benefit plans sponsored by us. We do not anticipate establishing such plans at any time in the future.

NON-QUALIFIED DEFERRED COMPENSATION

        None of our named executive officers participate in our have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. While we do not currently anticipate establishing any such plans or programs, we may in the future determine that doing so would be desirable and may institute such plans or programs at that time.

TERMINATION AND CHANGE IN CONTROL PAYMENTS

        This section describes and quantifies potential payments that may be made to certain of our named executive officers at, following, or in connection with the termination of the named executive officer's employment or as a result of a change in control of Intrepid.

  Messrs. Jornayvaz and Harvey

        Messrs. Jornayvaz and Harvey are eligible for the following termination and change in control payments pursuant to the terms of their employment agreements:

POST-EMPLOYMENT PAYMENTS
Robert P. Jornayvaz III, Chairman of the Board and Chief Executive Officer

Type of Compensation	Qualifying Termination Unrelated to a Change in Control(1)	Change in Control Without Termination	Change in Control and Qualifying Termination(2)
Cash Severance	$406,250	$ —	$ 406,250
Equity—Restricted Stock Compensation(3)	$—	$512,750	$512,750
Equity—Stock Option Compensation(4)	$—	$359,609	$359,609
Other Benefits—Health & Welfare	$—	$—	$—
Other Benefits—Outplacement Services	$—	$—	$—
Other Benefits—Tax Gross-Ups	$—	$—	$—

Total Post-Employment Compensation	$406,250	$872,359	$1,278,609

POST-EMPLOYMENT PAYMENTS
Hugh E. Harvey, Jr., Chief Technology Officer

Type of Compensation	Qualifying Termination Unrelated to a Change in Control(1)	Change in Control Without Termination	Change in Control and Qualifying Termination(2)
Cash Severance	$406,250	$ —	$ 406,250
Equity—Restricted Stock Compensation(3)	$—	$512,750	$512,750
Equity—Stock Option Compensation(4)	$—	$359,609	$359,609
Other Benefits—Health & Welfare	$—	$—	$—
Other Benefits—Outplacement Services	$—	$—	$—
Other Benefits—Tax Gross-Ups	$—	$—	$—

Total Post-Employment Compensation	$406,250	$872,359	$1,278,609

(1)
Calculations are based on the excise tax imposed by Sections 280G and 4999 of the Code and are determined in accordance with such provisions, assuming: (a) termination of employment as of December 31, 2009, (b) full acceleration of all equity incentive awards on December 31, 2009, (c) each executive's base amount and 280G safe harbor are calculated based on average W-2 compensation for the period 2004-2008 (or the period of employment with Intrepid, if shorter), and (d) a stock price of $29.17 on December 31, 2009 (the assumed date of the change in control).

(2)
Assumes that the termination occurs on December 31, 2009. The payment reflects the base salary payable over the remainder of the then-current term of the agreement at executive's then-current salary of $487,500 per annum.

(3)
Calculated by multiplying the number of unvested restricted shares as of December 31, 2009 by $29.17, the closing price of Intrepid's common stock on December 31, 2009.

(4)
The value of accelerated unvested options as of December 31, 2009 is calculated by taking the difference between the closing price of our common stock on December 31, 2009 of $29.17 and the option exercise price and multiplying it by the number accelerated options.

Employment Agreements—Termination and Change of Control Benefits

  Termination Benefits for Messrs. Jornayvaz and Harvey

        The terms of the employment agreements provide for severance solely in the event that either is terminated without "cause," as defined in the agreements. In such event, the executive will be entitled to severance in the amount of compensation payable for the remainder of the then-current term of the agreement.

  Change of Control Benefits for Messrs. Jornayvaz and Harvey

        The terms of the employment agreements also provide that, in the event that we experience a change of control, as defined in the agreements, (a) all equity awards to these executives will become vested in full, and (b) the executives will be entitled to an efficient gross-up of any tax due. See "Executive Compensation—Employment Agreements" above. A termination of employment is not required to receive these change of control benefits.

Change-in-Control Severance Agreements

        In conjunction with Mr. Mansanti's hiring in October 2009, he became eligible for a change in control benefits. In February 2010, the Compensation Committee approved the modification of the 2008 form of change-in-control severance agreement to remove the efficient excise tax gross-up provisions described below from the form of change-in-control severance agreement utilized by Intrepid for its executives and other key employees. Prospectively, change-in-control severance agreements entered into by Intrepid will not contain the efficient excise tax gross-up provisions. In accordance with this new policy, Mr. Mansanti's change-in-control severance agreement does not contain the efficient excise tax gross-up provisions described below. On February 24, 2010, the Compensation Committee approved Mr. Mansanti's change-in-control severance agreement and Mr. Mansanti and Intrepid entered into the agreement. The terms of the change-in-control severance agreement for Mr. Mansanti are identical to those of Mr. Honeyfield and Mr. Moore described below, with the exception that no provision is available for a tax-efficient excise tax gross-up related to any payment due Mr. Mansanti in the event of a qualifying change in control. The change-in-control severance agreement awarded to Mr. Mansanti was the first time a change-in-control severance agreement was awarded to an executive officer since November 2008.

        Except as explained in the preceding paragraph, the named executive officers are entitled to the following pursuant to the terms of the change-in-control severance agreements:

        Upon a change in control:

  •
  Vesting of all equity awards would occur upon the change in control with no termination required; and

  •
  The executives, other than Mr. Mansanti, would be entitled to a tax efficient excise tax gross-up identical to that of Messrs. Jornayvaz and Harvey. See "Executive Compensation—Employment Agreements" above.

        In the event the named executive officer's employment is termination by Intrepid without "Cause" or by the executive for "Good Reason" within 24 months of a change in control, the executive would be entitled to the following additional termination benefits.

  •
  A lump sum cash payment equal to (i) two times the individual's base salary, plus (ii) two times the average of the actual annual bonus/short-term incentive paid to the executive for the two preceding fiscal years. In the event the employee has not been employed through two full bonus cycles, the bonus portion of the calculation uses the average of the actual bonus paid for the most recently completed cycle and the current year target bonus. In the event the employee has not been employed through a bonus cycle, the bonus portion of the calculation is based on the current year's target bonus amount.

  •
  A lump sum cash payment equal to the current year's target annual bonus/short-term incentive, pro-rated for the length of time the employee was employed during the year prior to termination.

  •
  Continuation of standard health and welfare benefits for up to two years.

  •
  Individual outplacement services up to a maximum of $5,000.

        No benefits would be paid upon termination of employment following a change in control for any other reason, including a termination for "Cause," or as a result of death or disability.

        In order to receive the benefits above, the executive is bound by certain non-solicitation provisions which prohibit the executive from hiring Intrepid's employees or soliciting its business relations for a period of one year following the date of termination.

        A "change-in-control" occurs if:

  •
  Any individual, entity, or group (other than Intrepid's current principal owners) becomes the beneficial owner of 30 percent or more of the voting securities of Intrepid; or

  •
  The directors on the Board of Directors on the date the agreement was entered into, or directors nominated by such individuals, cease to constitute at least two-thirds of Board of Directors; or

  •
  There is a merger, consolidation, or other direct or indirect sale of Intrepid or its assets that will result in the voting securities of the successor entity being owned less than 30 percent by Intrepid's voting security holders prior to such transaction; or

  •
  Intrepid's stockholders approve a complete plan of liquidation or dissolution.

        "Cause" means any (i) conviction of (or pleading nolo contendere to) a felony, (ii) engaging in theft, fraud, embezzlement, or willful misappropriation of the property of Intrepid; (iii) violation of any Company policy or practice regarding discrimination or harassment that would be grounds for termination of a Company employee in general; and (iv) willful failure to perform substantially executive's material duties which is not cured within 30 days.

        "Good Reason" means (i) a reduction in executive's base salary or annual bonus opportunity; (ii) a material diminution in executive's responsibility or authority; (iii) a change of more than 30 miles in the location at which executive primarily performs his services; or (iv) any material failure by Intrepid to comply with any material term of this Agreement. The executive is required to notify Intrepid of such event or condition within ninety (90) days of the initial existence of the event or condition.

  Messrs. Honeyfield, Moore and Mansanti

        Messrs. Honeyfield, Moore, and Mansanti are entitled to the following termination and change in control payments pursuant to the terms of their individual change-in-control severance agreements as described above. All calculations assume termination of employment occurring on December 31, 2009.

POST-EMPLOYMENT PAYMENTS
David W. Honeyfield, Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Type of Compensation	Qualifying Termination Unrelated to a Change in Control(1)	Change in Control without Termination(2)	Change in Control and Qualifying Termination
Cash Severance	$—	$ —	$1,145,000	(3)
Equity—Restricted Stock Compensation(4)	$—	$803,371	$803,371
Equity—Stock Option Compensation(5)	$—	$122,947	$122,947
Other Benefits—Health & Welfare(6)	$—	$—	$29,544
Other Benefits—Outplacement Services	$—	$—	$5,000
Other Benefits—Tax Gross Ups(7)	$—	$—	$—

Total Post-Employment Compensation	$—	$926,318	$2,105,862

POST-EMPLOYMENT PAYMENTS
R.L. Moore, Senior Vice President of Marketing and Sales

Type of Compensation	Qualifying Termination Unrelated to a Change in Control(1)	Change in Control without Termination(2)	Change in Control and Qualifying Termination
Cash Severance	$—	$ —	$ 632,252	(3),(8)
Equity—Restricted Stock Compensation(4)	$—	$1,009,719	$1,009,719
Equity—Stock Option Compensation(5)	$—	$68,852	$68,852
Other Benefits—Health & Welfare(6)	$—	$—	$29,544
Other Benefits—Outplacement Services	$—	$—	$5,000
Other Benefits—Tax Gross Ups(7)	$—	$—	$—

Total Post-Employment Compensation	$—	$1,078,571	$1,745,367

POST-EMPLOYMENT PAYMENTS
John G. Mansanti, Vice President of Operations

Type of Compensation	Qualifying Termination Unrelated to a Change in Control(1)	Change in Control without Termination(2)	Change in Control and Qualifying Termination
Cash Severance	$—	$ —	$ 900,000	(3)
Equity—Restricted Stock Compensation(4)	$—	$389,799	$389,799
Equity—Stock Option Compensation(5)	$—	$—	$—
Other Benefits—Health & Welfare(6)	$—	$—	$29,544
Other Benefits—Outplacement Services	$—	$—	$5,000
Other Benefits—Tax Gross Ups(7)	$—	$—	$—

Total Post-Employment Compensation	$—	$389,799	$1,324,343

(1)
No payments are provided under a qualifying termination that is unrelated to a change in control.

(2)
Accelerated vesting upon change in control will occur for all unvested restricted shares in the event of a change in control.

(3)
Cash severance pay generally consists of two times base salary plus two times average of the last 2 years' actual bonus/short-term incentive, issued in a lump-sum payment. See narrative above for further description of the change-in-control severance agreements.

(4)
Calculated by multiplying the number of unvested restricted shares as of December 31, 2009 by $29.17, the closing price of Intrepid's common stock on December 31, 2009.

(5)
The value of accelerated unvested options as of December 31, 2009 is calculated by taking the difference between the closing price of our common stock on December 31, 2009 of $29.17 and the option exercise price and multiplying it by the number of accelerated options.

(6)
Health and welfare benefits are continued until the earlier of two years from the date of termination or when the executive obtains coverage under another employer's medical plan. Values are based on the average per-employee cost to Intrepid of providing such benefits.

(7)
Calculations are based on the excise tax imposed by Sections 280G and 4999 of the Code and are determined in accordance with such provisions, assuming: (a) termination of employment as of December 31, 2009, (b) full acceleration of all equity incentive awards on December 31, 2009, (c) each executive's base amount and 280G safe harbor are calculated based on average W-2 compensation for the period 2004-2008 (or the period of employment with Intrepid, if shorter), and (d) a stock price of $29.17 on December 31, 2009 (the date of the change in control).

(8)
Based on the provisions of Mr. Moore's change-in-control severance agreement, Mr. Moore's cash severance was reduced from $796,055 to $632,252, which is the maximum amount permitted without triggering an excess parachute payment under Section 280G of the Code.

DIRECTOR COMPENSATION

        The following table sets forth the annual and long-term compensation received during 2009 by the non-employee directors of Intrepid. The amounts presented represent the fair value of compensation expense that has been recorded by Intrepid. The stock based component of the compensation has been recorded based on the valuation provisions required by authoritative accounting guidance related to stock compensation.

Name and Principal Position	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Terry Considine, Director (Class I)	$55,000	$74,980	$129,980
J. Landis Martin, Director (Class II)	$65,000	$74,980	$139,980
Barth E. Whitham, Director (Class II)	$60,000	$74,980	$134,980

(1)
This column sets forth the amount of the fees paid to each director by Intrepid in 2009. For more information regarding these fees, see the narrative accompanying this table.

(2)
This column sets forth the grant date fair value of stock granted to the directors in 2009 which is equal to the number of shares granted to each director multiplied by the closing stock price on May 29, 2009 of $32.60 per share. For more information regarding these grants, see the narrative accompanying this table.

Non-Employee Director Compensation Policy

        The Nominating and Corporate Governance Committee periodically conducts reviews of director compensation and makes recommendations for approval by the Board of Directors. Recommendations are typically based on a review of median compensation for a typical non-employee director of a company of comparable size to Intrepid as set forth in general industry data. The Nominating and

Corporate Governance Committee also typically engages a compensation consultant to assist with such reviews. For 2009, non-employee director compensation consisted of the following:

  •
  Annual cash retainer of $50,000, paid in equal quarterly installments, and

  •
  An annual grant of common stock equal to $75,000 issued at the first Board of Directors meeting after the annual stockholders meeting.

        In addition to the compensation described above, certain non-employee directors are also entitled to compensation for their service as committee chairpersons, as follows:

  •
  A $15,000 annual retainer for the Audit Committee chairperson, paid in equal quarterly installments.

  •
  A $10,000 annual retainer for Compensation Committee chairperson, paid in equal quarterly installments.

  •
  A $5,000 annual retainer for the Nominating and Corporate Governance Committee chairperson, paid in equal quarterly installments.

        The Nominating and Corporate Governance Committee conducted a review of director compensation early in 2010 and recommended for approval by the Board of Directors an increase in the annual cash retainer portion of the non-employee director compensation, beginning April 1, 2010. The recommendation was based on a review of median compensation for a typical non-employee director of a company of comparable size to Intrepid as set forth in general industry data. The compensation data obtained for evaluation by the Nominating and Corporate Governance Committee was gathered and analyzed by Towers Perrin. Pursuant to such recommendation, the annual cash retainer portion of the non-employee director compensation was increased from $50,000 to $55,000, effective for the service period beginning on April 1, 2010.

Employee Directors

        Employee directors do not receive additional compensation for serving on the Board of Directors or any committee.

Other Reportable Items Related to Payments Made by Intrepid Associated with Service of a Director

        There are no other reportable items related to payments made by Intrepid associated with service of a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2010, by:

  •
  each person or group who is known by us to own beneficially more than 5 percent of our common stock;

  •
  each member of our board of directors and each of our named executive officers; and

  •
  all members of our board of directors and our executive officers as a group.

        The table is based on information that we received from the nominees, other directors and executive officers, and filings made with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this proxy statement are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power (or shares such powers) with respect to the shares beneficially owned. Except as indicated below, the address of each named beneficial owner is c/o Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, Colorado 80202.

Name of Beneficial Owner	Shares Beneficially Owned Excluding Options		Shares Acquirable Within 60 Days(1)	Total Shares Beneficially Owned		Percent Beneficially Owned(2)
Name and Address of Stockholders Owning More Than 5%
Robert P. Jornayvaz III, Chairman and Chief Executive Officer	14,814,215	(3)	14,322	14,828,537		19.7%
Hugh E. Harvey, Jr., Chief Technology Officer	15,154,095	(4)	14,322	15,168,417		20.1%
Morgan Stanley(5)	5,228,808		—	5,228,808		6.9%
Name and Position of Directors and Named Executive Officers
Terry Considine, Director	52,262		—	52,262	(6)	<1%
J. Landis Martin, Director	334,120		—	334,120	(7)	<1%
Barth E. Whitham, Director	11,362		—	11,362	(8)	<1%
David W. Honeyfield, Executive Vice President, Chief Financial Officer, Treasurer and Secretary	34,622	(9)	4,897	39,519		<1%
John G. Mansanti, Vice President of Operations	15,465		—	15,465	(10)	<1%
R.L. Moore, Senior Vice President of Marketing and Sales	34,676	(11)	2,742	37,418		<1%
All executive officers and directors as a group (11 persons including those named above)	30,518,221		42,669	30,560,890		40.5%

(1)
Unless otherwise indicated, for each person named in the table, the number in the "Shares Acquirable Within 60 Days" column consists of shares covered by stock options that may be exercised within 60 days after March 15, 2010.

(2)
The percent ownership for each stockholder on March 15, 2010 is calculated by dividing (1) the total number of shares beneficially owned by the stockholder by (2) the number of shares of our common stock outstanding on March 15, 2010, (75,352,182 shares) plus any shares acquirable such as stock options exercisable by the stockholder in question within 60 days after March 15, 2010.

(3)
Includes 14,736,000 shares held by Intrepid Production Corporation that are or may be deemed to be beneficially owned by Robert P. Jornayvaz III. Mr. Jornayvaz is the sole stockholder, sole director and President of Intrepid Production Corporation. This amount also includes 3,923 unrestricted shares and 14,172 unvested, restricted shares held directly by Mr. Jornayvaz, 60,000 shares of common stock held by the LARRK Foundation and 120 shares of common stock held by Mr. Jornayvaz's daughter, of which he disclaims beneficial ownership.

(4)
Includes 15,136,000 shares held by Harvey Operating and Production Company that are or may be deemed to be beneficially owned by Hugh E. Harvey, Jr. Mr. Harvey is the sole stockholder, sole director and President of Harvey Operating and Production Company. This amount also includes 3,923 unrestricted shares and 14,172 unvested, restricted shares held directly by Mr. Harvey.

(5)
This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13G/A filed with the SEC by Morgan Stanley and Morgan Stanley Investment Management Inc. on February 12, 2010, with respect to their holdings as of December 31, 2009. Morgan Stanley reports sole voting power with respect to 5,082,562 of such shares, shared voting power with respect to 13,800 of such shares and sole dispositive power with respect to 5,228,808 of such shares. Morgan Stanley Investment Management Inc. reports sole voting power with respect to 3,735,686 of such shares and sole dispositive power with respect to 3,868,132 of such shares. The shares reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser and a wholly-owned subsidiary of Morgan Stanley. The Schedule 13G/A does not disclose, and we are unable to determine, who has the ultimate voting or investment control over the shares of our common stock held by Morgan Stanley and Morgan Stanley Investment Management Inc. The principal business office of Morgan Stanley is 1585 Broadway, New York, New York 10036, and the principal business office of Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, New York 10036.

(6)
Includes 3,862 shares of common stock granted to Mr. Considine as a non-employee director under Intrepid's 2008 Equity Incentive Plan. As the result of a pro rata distribution of stock by Potash Acquisition, LLC on November 11, 2008, Mr. Considine indirectly owns 4,840 shares of stock through CIC Retirement Plan, a qualified retirement plan and 38,720 shares of stock through Carbondale Corporation Retirement Plan, a qualified retirement plan. This amount also includes 4,840 shares of common stock held by the Considine Family Foundation.

(7)
Includes 26,177 shares of common stock held directly by Mr. Martin; 300,840 shares of common stock held by Platte River Ventures, LLC, of which Mr. Martin is the sole member; 5,021 shares of common stock held in trust for the Martin children; and 2,082 shares of common stock held by the J. Landis & Sharon Martin Family Foundation. Excludes 63,485 shares of common stock held by Sharon S. Martin, Mr. Martin's spouse.

(8)
Includes 3,862 shares of common stock granted to Mr. Whitham as a non-employee director under Intrepid's 2008 Equity Incentive Compensation Plan.

(9)
Represents 15,968 unrestricted shares and 18,654 unvested, restricted shares.

(10)
Represents 3,007 unrestricted shares and 12,458 unvested, restricted shares.

(11)
Represents 11,315 unrestricted shares and 23,361 unvested, restricted shares.

Stock Ownership Guidelines

        The Board of Directors has established stock ownership guidelines in March 2009 for Intrepid's Board of Directors members and senior management team to own and hold significant amounts of Intrepid's common stock in order to align their interests with those of our stockholders. The stock ownership guidelines for its senior management team and members of the Board of Directors are as follows:

        The Chief Executive Officer is expected to own common stock of Intrepid having an average value equal to a minimum of three times the then-current annual base salary. The CEO is expected to reach such level of common stock ownership within five years of the later of (i) March 2009, or (ii) the date of hire.

        The individuals that are deemed senior management, which is defined as any member of management having a job title of Senior Vice President or above other than the CEO, are expected to own common stock of Intrepid having an average value equal to a minimum of two times their then-current annual base salary. Each member of the senior management team is expected to reach such level of common stock ownership within five years of the later of (i) March 2009, or (ii) their date of hire.

        In the event that any member of the senior management team, including the CEO, has not yet achieved the common stock ownership level set forth in these guidelines, such individual shall be expected to retain ownership of 50 percent of all common stock received pursuant to equity incentive awards under Intrepid's equity incentive plans (on an after-tax basis) until such ownership level has been achieved.

        Each member of Intrepid's Board of Directors is expected to own common stock of Intrepid having an average value equal to a minimum of three times the Board of Directors member's then-current base annual cash retainer. Each member of the Board of Directors is expected to reach such level of common stock ownership within five years of the later of (i) March 2009, or (ii) the date that they first become a member of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy on Transactions with Related Persons

        Intrepid has adopted a written policy and procedures for the Audit Committee's review of any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or series of similar transactions, arrangements or relationships in which (i) Intrepid is a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000, and (iii) a related person has or will have a direct or indirect material interest. For purposes of this policy, a "related person" means (i) any of our directors, executive officers or nominees for director, (ii) any stockholder that beneficially owns more than 5 percent of Intrepid's outstanding shares of common stock, (iii) any immediate family member of the foregoing, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or other principal or has a substantial ownership interest (more than 10 percent) or control of such entity. The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of Intrepid and its stockholders.

        In addition, Intrepid's Code of Business Conduct and Ethics provides that no director, officer or employee may pursue for his or her own account a business or investment opportunity if he or she has obtained knowledge of such opportunity through his or her affiliation with Intrepid.

Related Person Transactions

        Set forth below is a description of related transactions between Intrepid and its officers, directors and greater than five percent stockholders during the last fiscal year and the current fiscal year.

        Director Designation and Voting Agreement.    For a description of this agreement, see "Board and Committee Meetings—Director Designation and Voting Agreement" described previously.

        Registration Rights Agreement.    On April 25, 2008, Intrepid, HOPCO, IPC and PAL executed a Registration Rights Agreement. Under the Registration Rights Agreement, each of HOPCO, IPC and PAL has the right, in certain circumstances, to require Intrepid to register for sale some or all of the shares of common stock held by such stockholder. Subject to the terms and conditions of the Registration Rights Agreement, each of HOPCO, IPC and PAL will have the right to make three such "demands" for registration, one of which may require a shelf registration statement. In addition, in connection with future registered offerings by Intrepid, whether pursuant to a "demand" registration or otherwise, HOPCO, IPC and PAL will have the ability to exercise certain "piggyback registration rights" and have some or all of their shares included in the registration statement. Intrepid will bear all costs of registration pursuant to the registration rights provided in the Registration Rights Agreement.

        Airplane Use Policy.    Under Intrepid's aircraft use policy, Mr. Jornayvaz, Mr. Harvey, and approved executive officers are allowed personal use of Intrepid's plane. Any personal use of aircraft may be taxable to the executive officer as a "fringe benefit" under Internal Revenue Service ("IRS") regulations. Additionally, Mr. Jornayvaz and Mr. Harvey may use the plane under dry-leases and reimburse Intrepid the lesser of the actual cost or the maximum amount chargeable under Federal Aviation Regulation 91-501(d). Personal use of the airplane was calculated based on occupied seat miles, rather than flight miles, based on IRS regulations. Flight segments may have passengers for both personal and business purposes. Each seat occupied for personal use was multiplied by the flight segment miles to calculate the percentage of flight time reported as personal use pursuant to IRS regulations.

        An entity formed in May 2008 known as BH Holdings LLC ("BH"), which is owned by entities controlled by Mr. Jornayvaz and Mr. Harvey, entered into a dry-lease arrangement with Intrepid to allow Intrepid use of an aircraft owned by BH for Intrepid business purposes. Additionally, in January 2009, a dry-lease arrangement by and between Intrepid and Intrepid Production Holdings LLC ("IPH"), which is indirectly owned by Mr. Jornayvaz, became effective to allow Intrepid use of an aircraft owned by IPH for Intrepid business purposes. Both dry-lease rates and dry-lease arrangements were approved by Intrepid's Audit Committee.

        In the year ended December 31, 2009, Intrepid incurred dry-lease charges of $330,000 under its dry lease arrangement with BH. As of December 31, 2009, accounts payable balances due to BH were $67,000. In the year ended December 31, 2009, Intrepid incurred dry-lease charges of $687,000 under its dry lease arrangement with IPH. As of December 31, 2009, the accounts payable balance due to IPH was $23,000.

        Sublease of Office Space from Intrepid.    Intrepid entered into an agreement with IPC and the LARRK Foundation during 2008 to sublease portions of its headquarters office space to these entities. The LARRK Foundation is a charitable foundation of which Mr. Jornayvaz is a trustee. The subleases to IPC and the LARRK Foundation are on the same general terms and conditions as the master lease under which Intrepid leases its office space. IPC and the LARRK Foundation have paid their respective shares of the security deposit due under the master lease and paid directly for the build-out of their respective subleased space. The terms of the subleases are from February 1, 2009, to April 30, 2019, for a total of one hundred twenty-three (123) months. As of December 31, 2009, there were related party accounts payable balances due to IPC and the LARRK Foundation for $16,000 and $3,000, respectively, due to prepayments and refundable deposits related to these arrangements. The rent due from IPC and the LARRK Foundation are billed on a monthly basis and recognized as a receivable due within 30 days.

        The future minimum lease payments to be made by IPC to Intrepid for the next five years and thereafter are presented below (in thousands):

2010	$ 69
2011	71
2012	73
2013	75
2014	78
Thereafter	365

Years 2010 - 2019	$731

        The future minimum lease payments to be made by the LARRK Foundation to Intrepid for the next five years and thereafter are presented below (in thousands):

2010	$ 9
2011	10
2012	10
2013	10
2014	10
Thereafter	49

Years 2010 - 2019	$98

        Transition Services Agreement.    On April 25, 2008, Intrepid, Intrepid Oil & Gas, LLC ("IOG"), and Intrepid Potash—Moab, LLC ("Intrepid Moab") executed a Transition Services Agreement. Pursuant to the Transition Services Agreement, IOG may request specified employees of Intrepid or its subsidiaries (other than Mr. Jornayvaz and Mr. Harvey) to provide a limited amount of geology, land title, and engineering services in connection with IOG's oil and gas ventures with payment by IOG to Intrepid for these services. Effective April 25, 2009, the term of the Transition Services Agreement was extended until April 24, 2010. Effective March 26, 2010, the Transition Services Agreement was extended until April 24, 2011.

        IOG is obligated to reimburse Intrepid for and in connection with the use of Intrepid's services, in an amount equal to the sum of:

  •
  the number of hours Intrepid's employees spent performing services under the Transition Services Agreement for such month, multiplied by a cost per hour for each employee, which takes into account actual gross wages, salaries, bonuses, incentive compensation and payroll taxes of such employee, employee benefit plans attributable to such employee and other benefits directly attributable to such employee, plus an amount equal to ten percent of such employee cost per hour to ensure fairness of such arrangements to Intrepid, and

  •
  all reasonably documented out-of-pocket costs and expenses incurred by Intrepid during such month.

        The Transition Services Agreement limits the aggregate time spent by any employee of Intrepid or its subsidiaries on projects under the agreement to 15 percent. This limit may only be exceeded with the prior approval of Intrepid's Board of Directors.

        In addition, the parties to the Transition Services Agreement (i) acknowledge that IOG owns the rights that permit IOG to drill an oil and gas well at an agreed location near Intrepid's Moab Mine; and (ii) consent to and authorize the drilling of the well by IOG at its own expense, provided that such drilling does not interfere with the operations of Intrepid. If and to the extent any costs are incurred by Intrepid in connection with IOG's drilling of the well, such costs will be reimbursable under the Transition Services Agreement. If IOG determines in its sole discretion that the well is noncommercial for oil and gas production, and Intrepid agrees that the well should be converted for use in its potash production, Intrepid will buy the well from IOG for a specified amount not to exceed $750,000 or IOG's actual out-of-pocket cost for the drilling and related costs and expenses incurred by IOG to drill the well to the base of the potash zones. IOG has agreed to indemnify Intrepid Moab for any damage to the Moab Mine that is caused by the drilling of the well.

        As of December 31, 2009, there was a net related party accounts payable balance due to IOG for $20,000 due to a $25,000 prepayment by IOG in November 2009. Intrepid's services to IOG are billed on a monthly basis and recognized as a receivable from IOG with collection due within 30 days. IOG billings by Intrepid under the Transition Services Agreement for the year ended December 31, 2009 were approximately $65,000.

  Surface Use Easement Agreements

        In connection with oil and gas rights owned by IOG that exist below the surface of land owned by Intrepid Moab, Intrepid Moab, a wholly-owned subsidiary of Intrepid, entered into two Surface Use Easement and Water Purchase Agreements with IOG, dated July 14, 2009, and November 16, 2009, respectively. The Audit Committee approved both agreements. In the July Agreement, Intrepid Moab granted IOG an easement across a portion of Intrepid Moab's land to access a drilling site for one of its wells. The term of the easement is for three years commencing on July 2, 2009, and so long thereafter as oil or gas is produced in paying quantities from the well or from any unit or communitized area that includes the well. As consideration for this easement, IOG paid the sum of $9,500 and will pay Intrepid Moab the sum of $7,500 upon each anniversary of July 2nd during the term of the easement. Among other things, Intrepid Moab agreed to sell IOG water or salt brine to the extent that Intrepid Moab has excess water or salt brine available that it may legally sell. In the year ended December 31, 2009, IOG paid approximately $24,000 under the July Agreement.

        In the November Agreement, Intrepid Moab granted IOG an easement across a portion of Intrepid Moab's land to access a drilling site for another of its wells. The term of the easement is for three years commencing on November 16, 2009, and so long thereafter as oil or gas is produced in paying quantities from the well or from any unit or communitized area that includes the well. As consideration for this easement, IOG paid approximately $11,000 and will pay the sum of $7,500 upon each anniversary of November 16th during the term of the easement. Among other things, Intrepid Moab agreed to sell IOG water or salt brine to the extent that Intrepid Moab has excess water or salt brine available that it may legally sell. In the year ended December 31, 2009, IOG paid Intrepid the aforementioned $11,000 under the November Agreement.

        In addition, the parties to the November Agreement (i) acknowledge that IOG owns the rights that permit IOG to drill an oil and gas well at an agreed location near Intrepid's Moab Mine; and (ii) consent to and authorize the drilling of the well by IOG at its own expense, provided that such drilling does not interfere with the operations of Intrepid or its affiliates. If and to the extent any costs are incurred by Intrepid or its affiliates in connection with IOG's drilling of the well, such costs will be reimbursable under the Transition Services Agreement. If IOG determines in its sole discretion that the well is noncommercial for oil and gas production, and Intrepid Moab agrees that the well should be converted for use in its potash production, Intrepid Moab will buy the well from IOG for a specified amount not to exceed $750,000 or IOG's actual out-of-pocket cost for the drilling and related costs and expenses incurred by IOG to drill the well to the base of the potash zones. IOG has agreed to indemnify Intrepid Moab and its affiliates for any damage to the Moab Mine that is caused by the drilling of the well.

LIMITATION OF LIABILITY AND INDEMNIFICATION

        As permitted by the Delaware General Corporation Law, or DGCL, our Restated Certificate of Incorporation contains provisions that limit or eliminate the personal liability of our directors and officers for monetary damages for a breach of their fiduciary duty of care as a director or officer. The duty of care generally requires that, when acting on behalf of the corporation, directors and officers exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for:

  •
  any breach of the person's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the person derived an improper personal benefit.

        These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

        As permitted by the DGCL, our Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that:

  •
  we will indemnify our current and former directors and officers and anyone who is or was serving at our request as the director, officer, employee or agent of another entity, and may indemnify our current or former employees and other agents, to the fullest extent permitted by the DGCL, subject to limited exceptions; and

  •
  we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

        We have obtained liability insurance for our directors and officers.

        Our Restated Certificate of Incorporation requires us to advance expenses to our directors and officers in connection with a legal proceeding, subject to receiving an undertaking from such director or officer to repay advanced amounts if it is determined he or she is not entitled to indemnification. Our Amended and Restated Bylaws provide that we may advance expenses to our employees and other agents, upon such terms and conditions, if any, as we deem appropriate.

        We have entered into separate indemnification agreements with each of our directors and officers, which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance, if available on reasonable terms.

        We have agreed, subject to the right to reassess at a later date upon all available information, to indemnify and advance expenses incurred on behalf of each of our directors and our former President and Chief Operating Officer, Patrick L. Avery, in connection with their defense of claims brought against them in Griggs v. Robert Jornayvaz III, et al., 09-cv-00629-PAB-KMT (D. Colo.).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under U.S. securities laws, directors, executive officers, and persons holding more than ten percent of Intrepid common stock must report their initial ownership of the common stock and any changes in that ownership in reports that must be filed with the SEC and Intrepid. The SEC has designated specific deadlines for these reports and Intrepid must identify in this proxy statement those persons who did not file these reports when due.

        Based solely on a review of reports filed with Intrepid, all directors, executive officers, and ten percent owners timely filed all reports regarding transactions in Intrepid's securities required to be filed for 2009 by Section 16(a) under the Securities Exchange Act of 1934 with the following exception. A late Form 4 with respect to the forfeiture of 54,687 restricted shares by Mr. Avery, our former President and Chief Operating Officer, was filed on February 25, 2009, which was to report the forfeiture of these restricted shares resulting from our acceptance of his resignation on February 11, 2009.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities with respect to (1) the integrity of Intrepid's financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of Intrepid's independent accountants, (3) the performance of Intrepid's internal audit function, and (4) other matters as set forth in the charter of the Audit Committee approved by the Board of Directors.

        Management is responsible for Intrepid's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The independent accountants are responsible for performing an independent audit of Intrepid's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In connection with these responsibilities, the Audit Committee reviewed and discussed with management and the independent accountants the audited consolidated financial statements of Intrepid for the fiscal year ended December 31, 2009. The Audit Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant's independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Intrepid be included in Intrepid's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, that was filed with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF INTREPID POTASH, INC.
J. Landis Martin, Chairman Terry Considine Barth E. Whitham

March 24, 2010

HOUSEHOLDING

        As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, Colorado 80202, Attention: Secretary, or by telephone at (303) 296-3006. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

 STOCKHOLDER PROPOSALS

        A stockholder who would like to have a proposal considered for inclusion in our 2011 proxy statement must submit the proposal so that it is received by us no later than November 26, 2010. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, CO 80202.

        For stockholder proposals submitted outside of the SEC proposal rules, our Amended and Restated Bylaws require that advance written notice in proper form of stockholder proposals for matters to be brought before an annual stockholders meeting be received by the Secretary of Intrepid not less than 90 days or more than 120 days before the first anniversary date of the immediately preceding annual stockholders meeting. Accordingly, notice of stockholder proposals for the 2011 annual meeting must be received by Intrepid between January 20, 2011, and February 19, 2011.

OTHER MATTERS

        Management does not know of any matters other than the election of two one Class II directors and the ratification of the appointment of KPMG LLP as Intrepid's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010, to be brought before the annual meeting of stockholders. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors

Geoffrey T. Williams, Jr. Corporate Counsel and Assistant Secretary

March 26, 2010

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposal 2.

1.	The election of two Class II Directors nominated by the Board of Directors to serve three-year terms expiring at the 2013 annual meeting of stockholders:

		For	Withhold				For	Withhold
	01 - J. Landis Martin	☐	☐	02 - Barth E. Whitham			☐	☐

				For	Against	Abstain
2.	The ratification of the appointment of KPMG LLP as Intrepid’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2010.			☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1UPX

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Intrepid Potash, Inc.

2010 Annual Meeting of Intrepid Potash, Inc. Stockholders

May 20, 2010, 2:00 p.m. (Mountain Daylight Time)

Sorrel River Ranch, Mile 17, Highway 128, Moab, Utah  84532

Solicited on Behalf of the Board of Directors for the Annual Meeting, May 20, 2010, Moab, Utah

The undersigned hereby appoints David W. Honeyfield, Martin D. Litt and Geoffrey T. Williams, Jr. (the “proxies”), or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of Intrepid Potash, Inc., to be held at the Sorrel River Ranch, Mile 17, Highway 128, Moab, Utah  84532, on May 20, 2010, at 2:00 p.m., or at any adjournment thereof, as stated on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.